Exhibit 4.2

FORM OF

SECOND AMENDED AND RESTATED
INTELLECTUAL PROPERTY LICENSE AGREEMENT

by and among

ALIBABA GROUP HOLDING LIMITED,

浙江蚂蚁小微金融服务集团股份有限公司
(ANT SMALL AND MICRO FINANCIAL SERVICES GROUP CO., LTD.),

and

支付宝（中国）网络技术有限公司
(ALIPAY.COM CO., LTD.),

Dated as of [•], 2018

i

ii

iii

SECOND AMENDED AND RESTATED
INTELLECTUAL PROPERTY LICENSE AGREEMENT

This SECOND AMENDED AND RESTATED INTELLECTUAL PROPERTY LICENSE AGREEMENT (this “Amended IPLA”), dated as of [•], 2018 (the “Amendment Date”), is entered into by and among:

(1) Alibaba Group Holding Limited, a Cayman Islands registered company (“Alibaba”);

(2) 浙江蚂蚁小微金融服务集团股份有限公司 (Ant Small and Micro Financial Services Group Co., Ltd., formerly known as 浙江蚂蚁小微金融服务集团有限公司 (Zhejiang Ant Small and Micro Financial Services Group Co., Ltd.)), a company limited by shares organized under the Laws of Mainland China (“Purchaser”); and

(3) 支付宝（中国）网络技术有限公司 (Alipay.com Co., Ltd.), a limited liability company organized under the Laws of the Mainland China (“Alipay”).

The parties hereto are referred to collectively as the “Parties.”

RECITALS

WHEREAS, Alipay was formerly a Subsidiary (defined below) of Alibaba, during which time technology and other intellectual property necessary or useful for the operation of the Alipay Business (as defined herein) were developed by Alibaba and its Subsidiaries, including Alipay;

WHEREAS, Purchaser now owns all of the equity of Alipay;

WHEREAS, Alibaba, Purchaser, Alipay and certain other parties previously entered into that certain Framework Agreement dated as of July 29, 2011, as amended (the “Framework Agreement”), setting forth such parties’ agreements as to Alipay’s continued operation of the Alipay Business (which was referred to as the “Business” in the Framework Agreement) and other matters; and

WHEREAS, in connection with the Framework Agreement, Alibaba and Alipay entered into that certain Intellectual Property License and Software Technology Services Agreement dated as of July 29, 2011, as amended and restated by the Parties in accordance with its terms on August 12, 2014 (the “Effective Date,” and such amended and restated agreement, the “2014 IPLA”), pursuant to which Alibaba, on behalf of itself and its Subsidiaries, licensed to Alipay and Purchaser certain technology and other intellectual property and performed various software technology services for Alipay and its Subsidiaries; and

WHEREAS, the Parties are also parties to the Share and Asset Purchase Agreement, by and among Alibaba, Purchaser and certain other parties named therein, dated as of August 12, 2014 (the “2014 Transaction Agreement”), pursuant to which the Framework Agreement was terminated; and

WHEREAS, the Parties have entered into an amendment to the 2014 Transaction Agreement, by and among Alibaba, Purchaser and certain other parties named therein, dated as of [•] (the “Transaction Agreement”), to better reflect the understanding and course of performance of the Parties with respect to the subject matter thereof and, pursuant to the Transaction Agreement, the Parties have agreed that the 2014 IPLA shall be further amended and restated; and

WHEREAS, the Parties desire to amend and restate the 2014 IPLA in its entirety as set forth in this Amended IPLA.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are acknowledged, the Parties, intending to be legally bound, hereby agree that the 2014 IPLA is amended and restated in its entirety as follows:

ARTICLE I

DEFINITIONS AND CONSTRUCTIONS

Section 1.1            Definitions.  As used herein, the following terms shall have the following meanings:

“Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person; provided that, for the purposes of this definition, “control” (including with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.  For the avoidance of doubt, Affiliates of a Person include Subsidiaries of such Person.

“Alibaba Business” means the businesses of Alibaba and its Subsidiaries (excluding, for the avoidance of doubt, the FIG Holdco Business) from time to time (together with any and all logical extensions of the business of Alibaba and its Subsidiaries).

“Alibaba Group” means Alibaba and its Subsidiaries.

“Alibaba Independent Committee” has the meaning ascribed to that term in the Transaction Agreement.

“Alibaba IT (A50)” means 阿里巴巴（中国）有限公司 (Alibaba (China) Co., Ltd.), the corporation known to the Parties as of the Amendment Date as A50 and a wholly-owned Subsidiary of Alibaba.

“Alibaba Services (A05)” means Alibaba Group Services Limited, a company incorporated in Hong Kong and commonly known to the Parties as of the Amendment Date as A05 and a wholly-owned subsidiary of Alibaba, or one or more other Subsidiaries of Alibaba that may be designated by Seller from time to time to license the New FIG Business-Exclusive IP and the New FIG Business-Related IP.

“Alipay Business” means the business of providing payment and escrow services, including: the provision of payment accounts, processing, clearing, settlement, network and merchant acquisition services; pre-paid, credit or debit cards or accounts; escrow accounts and processing; and cash on delivery services, whether provided through online, mobile, electronic or physical means.

“Alipay Business Product” means any product or service solely within the Alipay Business offered by Alipay and its Subsidiaries to its customers.

“Alipay-Exclusive Copyrights” means the Copyrights set forth on Exhibit A, which are solely in the Alipay-Exclusive Software or the Alipay-Exclusive Other Materials.

“Alipay-Exclusive Domain Names” means the Domain Names registered in the name of Alibaba or a Subsidiary of Alibaba that are set forth in Exhibit B, and any Domain Name that is a New Alipay Trademark/Domain Name that includes the word “ALIPAY” or is derivative of any other Alipay-Exclusive Domain Name set forth in Exhibit B and is registered or applied for in the name of Alibaba after the Amendment Date and during the Term pursuant to Section 4.4 and added to Exhibit B, in each case that relate solely to the Alipay Business.

“Alipay-Exclusive IP” means, collectively, the Alipay-Exclusive Copyrights, the Alipay-Exclusive Software, the Alipay-Exclusive Other Materials, the Alipay-Exclusive Patents, the Alipay-Exclusive Trademarks and the Alipay-Exclusive Domain Names.

“Alipay-Exclusive Other Materials” means the documentation, promotional materials, handbooks, and other copyrightable materials (other than software code), relating solely to the Alipay Business as of the Effective Time, owned by Alibaba or a Subsidiary of Alibaba and not used in the business of, and not in the possession of, Alibaba or any of its Subsidiaries (other than Alipay IT Company (Z53) and its Subsidiaries) at any time between January 1, 2009 and the Effective Time, as well as other documentation, promotional materials, handbooks, and other copyrightable materials (other than software code) authored solely by Dedicated Employees, or by Dedicated Employees and employees or Permitted Subcontractors of Alipay and its Subsidiaries, during the IPLA Period in the course of the Dedicated Employees’ providing the Software Technology Services under the 2014 IPLA and relating solely to the Alipay Business.  Notwithstanding the foregoing, Alipay-Exclusive Other Materials does not include any Stage 1 Retained IP (which Stage 1 Retained IP will be licensed to Alibaba as and to the extent set forth in the Cross-License Agreement to be executed in connection with its assignment by Alibaba to Purchaser pursuant to Section 2.2 of the Transaction Agreement) or SME Loan Know-How.

“Alipay-Exclusive Patents” means:

(i)                                     the Patents owned by Alibaba set forth in Exhibit C (including Patents issuing during the IPLA Period) that are based on inventions made solely by employees of Alipay and its Subsidiaries, Alipay IT Company (Z53), and/or any of their Subsidiaries;

(ii)                                  any Patent owned by Alibaba issuing after the Amendment Date during the Term, that claims an effective filing date based upon any of the Patents described in the foregoing clause (i), but only those claims in any such subsequently issuing Patent that are fully supported by the disclosure of one or more of the Patents described by the foregoing clause (i);

(iii)                               any Patent issuing after the Amendment Date during the Term based on any invention made solely by Dedicated Employees during the IPLA Period in the course of providing the Software Technology Services under the 2014 IPLA and relating solely to the Alipay Business;

(iv)                              any New Alipay Patent issuing after the Amendment Date during the Term and based on any invention made solely by employees or contractors of Purchaser and/or a Purchaser Subsidiary and assigned to Alibaba pursuant to Section 4.4;

(v)                                 any Patent issuing after the Amendment Date during the Term based on any invention made jointly by Dedicated Employees during the IPLA Period in the course of providing the Software Technology Services under the 2014 IPLA and at least one employee or contractor of Alipay or an Alipay Subsidiary; and

(vi)                              any Patent issuing after the Amendment Date during the Term based on any invention relating to the FIG Holdco Business developed by Alibaba or a Subsidiary of Alibaba solely on behalf of Purchaser or a Subsidiary of Purchaser pursuant to a separate written development agreement that may be entered into between Alibaba or its Subsidiary and Purchaser or its Subsidiary pursuant to which (a) Purchaser or its Subsidiary funds the development of the invention claimed in such Patent and (b) Alibaba or its Subsidiary and Purchaser or its Subsidiary agree that the applicable Patent is to be assigned by Alibaba to Alipay Hong Kong (as defined in the Transaction Agreement) or to another wholly owned Subsidiary of the Purchaser designated by Purchaser together with the other Alipay-Exclusive Patents.

Notwithstanding the foregoing, Alipay-Exclusive Patents do not include any Stage 1 Retained IP (which Stage 1 Retained IP will be licensed to Alibaba as and to the extent set forth in Section 2.7 and the Cross-License Agreement to be executed in connection with its assignment by Alibaba to Purchaser pursuant to Section 2.2 of the Transaction Agreement) or SME Loan Know-How.

“Alipay-Exclusive Software” means the software programs, in Source Code and Object Code form, (i) set forth in Exhibit A relating solely to the Alipay Business as of the Effective Time that are owned by Alibaba, Alipay IT Company (Z53) or their respective Subsidiaries and not used in the business of, and not in the possession of, Alibaba or any of its Subsidiaries (other than Alipay IT Company (Z53) and its Subsidiaries) at any time between January 1, 2009 and the Effective Time, and (ii) new software code, authored solely by Dedicated Employees, or by Dedicated Employees and employees or Permitted Subcontractors of Alipay and its Subsidiaries, during the IPLA Period in the course of the Dedicated Employees’ providing the Software Technology Services under the 2014 IPLA and that is used solely in the Alipay Business and set forth in Exhibit A.  Notwithstanding the foregoing, Alipay-Exclusive Software does not include any Stage 1 Retained IP (which Stage 1 Retained IP will be licensed to Alibaba as and to the extent set forth in Section 2.7 and the Cross-License Agreement to be executed in connection with its assignment by Alibaba to Purchaser pursuant to Section 2.2 of the Transaction Agreement) or SME Loan Know-How.

“Alipay-Exclusive Trademarks” means the Trademarks owned by Alibaba or its Subsidiaries as of the Amendment Date that are set forth in Exhibit D, and any Trademark that is a New Alipay Trademark/Domain Name and is registered or applied for in the name of Alibaba after the Amendment Date and during the Term pursuant to Section 4.4 and added to Exhibit D, in each case that relate solely to the Alipay Business.

“Alipay Group” means, collectively, Alipay and its Subsidiaries, Alipay IT Company (Z53) and its Subsidiaries, and any of Purchaser or its Subsidiaries (other than Alipay, Alipay IT Company and their respective Subsidiaries) engaged in the Alipay Business.

“Alipay IP/Technology Provider” means Alibaba IT (A50).

“Alipay IT Company (Z53)” means支付宝（中国）信息 技术有限公司 (Alipay (China) Information Technology Co., Ltd.), a limited company known to the Parties as of the Amendment Date as Z53 and a wholly-owned Subsidiary of Alibaba.

“Alipay Materials” means data, information and any other materials made available by the Alipay Group to Alipay IT Company (Z53) and its Subsidiaries in connection with the performance by Alipay IT Company (Z53) and its Subsidiaries of the Software Technology Services pursuant to the 2014 IPLA.

“Alipay Non-Core IP” means software programs and other materials owned or licensable by Purchaser and its Subsidiaries of which copies (in Source Code or Object Code form) (i) are held by Alibaba or its Subsidiaries (other than Alipay IT Company (Z53) and its Subsidiaries) on or before the Amendment Date, or (ii) are provided by Purchaser or its Subsidiaries (including Alipay and/or Alipay IT Company (Z53)) to Alibaba or its Subsidiaries (other than Alipay IT Company (Z53) and its Subsidiaries) during the Term, but in either (i) or (ii), does not include software programs and related materials that are at the core of the FIG Holdco Business of Purchaser and its Subsidiaries, provided that the foregoing shall not exclude from the “Alipay Non-Core IP” any software or other materials that, prior to the Effective Date, constituted “Opco Non-Core IP” pursuant to that certain Intellectual Property License and Software Technology Services Agreement, by and between the Parties, dated as of July 29, 2011.

“Alipay Qualified IPO” has the meaning ascribed to that term in the Transaction Agreement.

“Alipay-Related Copyrights” means the Copyrights, other than the Alipay-Exclusive Copyrights, owned by Alibaba IT (A50) or its Subsidiaries in the Alipay-Related Software and Alipay-Related Other Materials.

“Alipay-Related IP” means, collectively, the Alipay-Related Copyrights, the Alipay-Related Software, the Alipay-Related Other Materials, and the Alipay-Related Patents.

“Alipay-Related Other Materials” means any documentation, promotional materials, handbooks, data, and other materials, other than the Alipay-Exclusive Other Materials, that are owned by Alibaba, Alibaba IT (A50) or their Subsidiaries as of the Amendment Date and that are used in or necessary for the operation of the Alipay Business as of the Amendment Date.

“Alipay-Related Patents” means the Patents, other than the Alipay-Exclusive Patents, (i) owned by Alibaba or an Alibaba Subsidiary as of the Amendment Date that are used in or necessary for the operation of the Alipay Business, or (ii) filed by Alibaba or an Alibaba Subsidiary during the Term that are used in or necessary for the operation of the Alipay Business.

“Alipay-Related Software” means (i) the software programs set forth in Exhibit G that are owned by Alibaba IT (A50) as of the Amendment Date, and (ii) any bug fixes, error corrections, updates and upgrades (including improvements) to the software programs set forth in clause (i) authored by employees or contractors of Alibaba IT (A50) or its Subsidiaries (or owned by Alibaba IT (A50) or its Subsidiaries) that Alibaba or its Subsidiaries deploy generally for use by Alibaba or its Subsidiaries during the Term.

“Alipay Software Ltd. (Z52)” means 支付宝软件（上海）有限公司 (Alipay Software (Shanghai) Co., Ltd.), the corporation known to the Parties as of the Amendment Date as Z52 and a wholly owned subsidiary of Alipay IT Company (Z53).

“Amended Shared Services Agreement” has the meaning ascribed to that term in the Transaction Agreement.

“Beneficial Owner” of any security means any Person who, directly or indirectly, through any Contract, arrangement, understanding, relationship or otherwise has or shares (i) voting power, which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition of, such security.  “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings.

“Commercial Agreement” means the Commercial Agreement, entered into as of July 29, 2011, among Alibaba, Purchaser and Alipay, as amended and restated by the parties thereto as of [•].

“Contract” means any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease, supply agreement, license agreement, development agreement or other contract, agreement, obligation, commitment or instrument, including all amendments thereto.

“Cross-License Agreement” has the meaning ascribed to that term in the Transaction Agreement.

“Data Sharing Agreement” means the Data Sharing Agreement between Alibaba and Purchaser dated as of August 12, 2014.

“Dedicated Employees” means any employees of Alipay IT Company (Z53) and its Subsidiaries that, in each case, were dedicated under the 2014 IPLA on a full-time basis solely to the provision of the Software Technology Services and other technologies under the 2014 IPLA, in each such case to the extent that: (i) such employees were employed by Alipay IT Company (Z53) or any of its Subsidiaries during the IPLA Period, (ii) Alipay IT Company (Z53) and its Subsidiaries remained entities that were legally distinct from Alibaba and its other Subsidiaries during the IPLA Period, (iii) Alipay IT Company (Z53) and its Subsidiaries were under management separate and independent from the management of Alibaba and its other Subsidiaries during the IPLA Period (provided that the fact that a limited number of executives held positions in both Alipay IT Company (Z53) and Alibaba will not, of itself, mean that management was not separate and independent), (iv) Alipay IT Company (Z53) and its Subsidiaries occupied premises physically distinct from those of Alibaba and its other Affiliates during the IPLA Period, (v) Alipay IT Company (Z53)’s and its Subsidiaries’ networks, electronic and physical document storage and email and similar systems remained segregated from those of Alibaba and its other Affiliates during the IPLA Period (other than systems used by Alibaba or its Affiliates to provide the Alibaba Services (as defined in the Shared Services Agreement and the Amended Shared Services Agreement) pursuant to the Shared Services Agreement and the Amended Shared Services Agreement), and (vi) Alipay IT Company (Z53) and its Subsidiaries remained solely dedicated to the provision of Software Technology Services and other technologies to the Purchaser Group during the IPLA Period, the results of which Software Technology Services, and which other technologies, were not provided to Alibaba or any of its Subsidiaries, other than Alipay IT Company (Z53) and its Subsidiaries, prior to the Amendment Date (provided that, for clarity, for purposes of this clause (vi), the use of such results and other technologies by the Alipay Group in providing Services (as defined in the Commercial Agreement) to Alibaba or its Subsidiaries under the Commercial Agreement shall not be deemed to be the provision of such results of Software Technology Services and other technologies). “Dedicated Employees” also means individual contractors of Alipay IT Company (Z53) and its Subsidiaries to the extent that such contractors, and Alipay IT Company (Z53) and the Subsidiaries engaging them, met the foregoing criteria for Dedicated Employees, except that (A) such contractors were engaged as contractors, rather than employees, of Alipay IT Company (Z53) and its Subsidiaries and (B) such contractors will not be disqualified from meeting the requirement of being dedicated on a full-time basis solely to the provision of the Software Technology Services and other technologies under the 2014 IPLA merely because they engaged in unrelated work for clients that are not Related Parties of Alibaba, Alipay, Purchaser or their Affiliates.

“Effective Time” means the time and date on which the “Closing” (as defined in the Framework Agreement) occurred under the Framework Agreement.

“Encumbrance” means any charge, claim, mortgage, lien, option, pledge, title defect, security interest or other restriction or limitation of any kind (other than those created under applicable securities Laws).

“Equity Securities” means, with respect to any entity, any equity interests of such entity, however described or whether voting or nonvoting, and any securities convertible or exchangeable into, and options, warrants or other rights to acquire, any equity interests or equity-linked interests of such entity, including, for the avoidance of doubt, Purchaser Equity where the subject entity is the Purchaser.

“Family Member” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a person, and shall include adoptive relationships of the same type.

“FIG Holdco Business” means (i) the provision and distribution of credit (including providing loans, factoring, guarantees and loan servicing) and insurance; (ii) the provision of investment management and banking services (including capital markets advice, deposit services, custody services, trust services and other financial advisory services); (iii) payment transaction processing and payment clearing services for third parties (including issuance of physical, virtual, online or mobile credit, debit or stored value cards, operation of payment networks, and acquisition of merchants for rendering payment services); (iv) leasing, lease financing and related services; (v) trading, dealing and brokerage with respect to foreign exchange and financial instruments, including securities, indebtedness, commodities futures, derivatives, and currencies; (vi) distribution of securities, commodities, funds, derivatives and other financial products (including trading and brokerage services with respect to the same); and (vii) provision of credit ratings and credit profiles and reports.  For the avoidance of doubt, FIG Holdco Business includes the Alipay Business.

“Funded Amounts” has the meaning ascribed to that term in the Transaction Agreement.

“Governmental Authority” means any instrumentality, subdivision, court, administrative agency, commission, official or other authority of any country, state, province, prefect, municipality, locality or other government or political subdivision thereof, or any stock or securities exchange, or any multi-national, quasi-governmental or self-regulatory or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.

“Highly Sensitive Information” means information confidential to Purchaser, Alipay, Alipay IT Company (Z53) or each of their Subsidiaries in the following categories: (i) user data, including Personal Information, that is not anonymized or aggregated; and (ii) algorithms, Source Code, Object Code, specifications, and technical documentation regarding system security, fraud and abuse protection systems and detection of illegal or unusual activities that, in each case, relate primarily to the FIG Holdco Business.  “Highly Sensitive Information” shall not, however, include any information which: (a) is or becomes commonly known within the public domain other than by breach of this Amended IPLA or any other agreement that Purchaser, Alipay, Alipay IT Company (Z53), Alipay Service (A05), Alibaba IT (A50) or any of their Subsidiaries has with any Person; (b) is obtained from a third Person (other than Purchaser, Alipay, Alipay IT Company (Z53) or any of their Subsidiaries) who is lawfully authorized to disclose such information free from any obligation of confidentiality; (c) is independently developed without reference to or use of any Highly Sensitive Information; or (d) is known to Alibaba or any of its Subsidiaries (other than Alipay IT Company (Z53) or any of its Subsidiaries) without any obligation of confidentiality prior to its receipt from Purchaser, Alipay, Alipay IT Company (Z53) or any of their Subsidiaries.

“Intellectual Property Rights” means all rights of the following types, which may exist or be created under the Laws of any jurisdiction in the world:

(i)                                     rights associated with works of authorship, including exclusive exploitation rights, copyrights and moral rights, and all extensions, renewals, registrations and applications therefor (“Copyrights”);

(ii)                                  rights in trademarks, trade names, service marks, service names and similar rights, and all registrations and applications therefor, as well as and all goodwill embodied therein (“Trademarks”);

(iii)                               rights in domain names and uniform resource locators, and all registrations and applications therefor (“Domain Names”);

(iv)                              trade secret rights (“Trade Secrets”);

(v)                                 patents and patent applications, including any continuations, divisions, reissues, and reexaminations, and other industrial property rights (“Patents”); and

(vi)                              all other proprietary rights in Technology.

“IPLA Period” means the period beginning upon the Effective Time and ending upon the Amendment Date.

“Issuance Closing” has the meaning ascribed to that term in the Transaction Agreement.

“Laws” means any federal, state, territorial, foreign or local law, common law, statute, ordinance, rule, regulation, code, measure, notice, circular, opinion or executive order of any Governmental Authority.

“Licensed IP” means, collectively, the Alipay-Exclusive IP, New FIG Business-Exclusive IP, Alipay-Related IP, and New FIG Business-Related IP.

“Mainland China” means the People’s Republic of China other than Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan.

“New FIG Business” means the FIG Holdco Business other than the Alipay Business as conducted by Purchaser and its Subsidiaries other than Alipay and its Subsidiaries.

“New FIG Business Product” means any product or service solely within the New FIG Business offered by Purchaser and its Subsidiaries, other than Alipay and its Subsidiaries, to its customers.  For clarity, the term “New FIG Business Product” excludes Alipay Business Products.

“New FIG Business-Exclusive Domain Names” means the Domain Names relating solely to the New FIG Business as of the Amendment Date owned by Alibaba or a Subsidiary Licensor that are set forth on Exhibit I, and any Domain Name that is a New Alipay Trademark/Domain Name that is derivative of any other New FIG Business-Exclusive Domain Name set forth in Exhibit I and is registered or applied for in the name of Alibaba after the Amendment Date and during the Term pursuant to Section 4.4 and added to Exhibit I, in each case that relate solely to the New FIG Business.

“New FIG Business-Exclusive IP” means, collectively, the New FIG Business-Exclusive Domain Names, New FIG Business-Exclusive Patents, and New FIG Business-Exclusive Trademarks.

“New FIG Business-Exclusive Patents” means the Patents relating solely to the New FIG Business as of the Amendment Date owned by Alibaba or a Subsidiary Licensor that are set forth on Exhibit J, and any New Alipay Patents issuing after the Amendment Date during the Term and based on any invention made solely by employees or contractors of Purchaser and/or a Purchaser Subsidiary and assigned to Alibaba pursuant to Section 4.4.

“New FIG Business-Exclusive Trademarks” means the Trademarks relating solely to the New FIG Business as of the Amendment Date owned by Alibaba or a Subsidiary Licensor that are set forth on Exhibit K, and any Trademark that is a New Alipay Trademark/Domain Name and is registered or applied for in the name of Alibaba after the Amendment Date and during the Term pursuant to Section 4.4 and added to Exhibit K, in each case that relate solely to the New FIG Business.

“New FIG Business-Related Copyrights” means the Copyrights owned by Alibaba or its Subsidiaries in the New FIG Business-Related Other Materials.

“New FIG Business-Related IP” means, collectively, the New FIG Business-Related Copyrights, the New FIG Business-Related Other Materials, and the New FIG Business-Related Patents.

“New FIG Business-Related Other Materials” means any documentation, promotional materials, handbooks, data, and other materials, excluding software, that are owned by Alibaba or its Subsidiaries as of the Amendment Date and that are used in or necessary for the operation of the New FIG Business as of the Amendment Date.

“New FIG Business-Related Patents” means the Patents, other than the New FIG Business-Exclusive Patents, (i) owned by Alibaba or an Alibaba Subsidiary as of the Amendment Date that are used in or necessary for the operation of the New FIG Business, or (ii) filed by Alibaba or an Alibaba Subsidiary during the Term that are used in or necessary for the operation of the New FIG Business.

“Object Code” means the fully compiled, machine-readable version of a software program that can be executed by a computer and used by an end user without further compilation.

“Payor” means Purchaser or its designated Subsidiary, as applicable, that pays the Alipay Royalty and/or the New FIG Royalty pursuant to the obligations of Article V.

“Person” means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization, a group, a Governmental Authority or any other type of entity.

“Personal Information” means any information that identifies, or could reasonably be used by or on behalf of the recipient of such information to identify, any natural person as an individual, including names, addresses, bank or other account numbers, and national identification numbers, but excludes anonymized and aggregated information that cannot be used to identify any Person or individual.

“Proceeding” means any action, suit, claim, hearing, proceeding, arbitration, mediation, audit, inquiry or investigation (whether civil, criminal, administrative or otherwise) by any Person or Governmental Authority.

“Providers Addendum” mean one or more agreements, in the forms mutually agreed to by the Parties hereto and when agreed to attached hereto as Exhibit F, between Alibaba, Alibaba Services (A05), the Alipay IP/Technology Provider and/or a Subsidiary Licensor, on the one hand, and Purchaser and/or a Purchaser Subsidiary (including Alipay and/or an Alipay Subsidiary, as applicable), on the other, whereby, as contemplated by this Amended IPLA, Alibaba, Alibaba Services (A05), the Alipay IP/Technology Provider and/or a Subsidiary Licensor grants to Purchaser or a Purchaser Subsidiary (including Alipay or an Alipay Subsidiary, as applicable) a license to the Alipay-Exclusive IP, New FIG Business-Exclusive IP, Alipay-Related IP and New FIG Business-Related IP owned by Alibaba, the Alipay IP/Technology Provider and/or the Subsidiary Licensor.  For clarity, “Providers Addendum” shall include any amendment(s) to any prior Providers Addenda entered into prior to the Amendment Date mutually agreed to by the Parties.

“Purchaser Equity” means (a) if the Purchaser is in the form of a limited liability company, registered capital of the Purchaser; or (b) if the Purchaser is in a form of a company limited by shares, shares of the Purchaser.

“Purchaser Group” means, collectively, Purchaser and its Subsidiaries.

“Purchaser Qualified IPO” has the meaning ascribed to that term in the Transaction Agreement.

“Related Party” of any Person means:

(a)                                 any Person who, individually or as part of a group, Beneficially Owns more than five percent (5%) of the Securities of such Person, determined on a fully-diluted basis, using the treasury stock method,

(b)                                 any officer or director, or individual performing an equivalent function, of such Person or any Person named in clause (a),

(c)                                  any Family Member of any such Person or any Person named in clause (a) or (b), or

(d)                                 any other Person in which any Person named in clauses (a), (b) or (c) Beneficially Owns more than twenty percent (20%) of the Securities of such Person, determined on a fully-diluted basis, using the treasury stock method.

“Remaining Retained IP” has the meaning ascribed to that term in the Transaction Agreement.

“Renminbi” means the lawful currency of the Mainland China.

“Securities” means any equity capital or equity security, and rights, options or warrants or other Contracts to purchase any equity capital or equity security, and any equity capital or equity securities or Contracts of any type whatsoever that are, or may become, convertible into or exchangeable for such equity capital or equity security or that derive value, in whole or in part, from any equity capital or equity security (including Swap Agreements), or represent the right to share in the profits, income or revenues of the relevant Person.

“Seller Audit Committee” has the meaning ascribed to that term in the Transaction Agreement.

“Shared Services Agreement” has the meaning ascribed to that term in the Transaction Agreement.

“SME Loan” means a loan made by a lender in the small and medium enterprise financing market.

“SME Loan Know-How” means all know-how and Copyrights of Alibaba and/or its Subsidiaries relating solely to the management and operation of an SME Loan business as conducted by 浙江阿里巴巴小额贷款股份有限公司 (Zhejiang Alibaba Small Loan Co., Ltd.), 重庆市阿里巴巴小额贷款有限公司 (Chongqing Alibaba Small Loan Co., Ltd.) and/or商诚融资担保有限公司 (Shangcheng Finance Guarantee Co., Ltd.) as of the Effective Date, including the materials listed in Exhibit H, in each case that will be transferred to Purchaser or a Subsidiary of Purchaser in connection with the Transfer of the SME Loan Know-How pursuant to Section 2.2(a) of the Transaction Agreement.

“Software Technology Services” means those services performed by or on behalf of Alipay IT Company (Z53) and its Subsidiaries for the Alipay Group during the IPLA Period pursuant to the 2014 IPLA.

“Source Code” means the human-readable version of a software program that can be compiled into Object Code, including programmer’s notes and materials and documentation, sufficient to allow a reasonably skilled programmer to understand the design, logic, structure, functionality, operation and features of such software program and to use, operate, maintain, modify, support and diagnose errors pertaining to such software program.

“Stage 1 Retained IP” has the meaning ascribed to that term in the Transaction Agreement.

“Subsidiary” means, with respect to any Person, each other Person in which the first Person (i) Beneficially Owns or controls, directly or indirectly, share capital or other equity interests representing more than fifty percent (50%) of the outstanding voting stock or other equity interests, (ii) holds the rights to more than fifty percent (50%) of the economic interest of such other Person, including interests held through a VIE Structure or other contractual arrangements, or (iii) has a relationship such that the financial statements of the other Person may be consolidated into the financial statements of the first Person under applicable accounting conventions.  For the avoidance of doubt, none of Purchaser or its Subsidiaries shall be deemed to be Subsidiaries of Alibaba or any of its Subsidiaries for purposes of this Amended IPLA.

“Subsidiary Licensor” means Alibaba Services (A05) or one or more other Subsidiaries of Alibaba that may be designated by Alibaba from time to time to license to Purchaser, or to one or more Subsidiaries of Purchaser designated by Purchaser, the New FIG Business-Exclusive IP or the New FIG Business-Related IP.

“Swap Agreement” means any agreement with respect to any swap, hedge, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or Securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions.

“Technology” means any or all of the following:

(i)                                     works of authorship including computer programs, whether in Source Code or Object Code, and whether embodied in software, firmware or otherwise, documentation, designs, files, net lists, records and data;

(ii)                                  inventions (whether or not patentable), improvements and technology;

(iii)                               proprietary and confidential information, including technical data and customer and supplier lists, trade secrets and know how;

(iv)                              databases, data compilations and collections and technical data; and

(v)                                 all instantiations of the foregoing in any form and embodied in any media.

“Term” means the period commencing on the Effective Date and ending upon termination or expiration of this Amended IPLA pursuant to Article XIII.

“Trademark Agreement” means the Trademark Agreement between Alibaba and Purchaser dated as of the date hereof.

“Transaction Documents” has the meaning ascribed to that term in the Transaction Agreement.

“Transfer” means and includes any direct or indirect sale, assignment, Encumbrance, hypothecation, pledge, conveyance in trust, gift, transfer by bequest, devise or descent, or other transfer or disposition of any kind, including transfers to receivers, levying creditors, trustees or receivers in bankruptcy Proceedings or general assignees for the benefit of creditors, whether voluntary or by operation of Law, or by forward or reverse merger.

“VIE Structure” means the investment structure in which a Mainland China-domiciled operating entity and its Mainland China shareholders enter into a number of Contracts with a non-Mainland China investor (or a foreign-invested enterprise incorporated in Mainland China invested by the non-Mainland China investor) pursuant to which the non-Mainland China investor achieves control of the Mainland China-domiciled operating entity and also consolidates the financials of the Mainland China-domiciled entity with those of the non-Mainland China investor.

Section 1.2                                    Cross-Reference of Other Definitions.  Each capitalized term listed below is defined in the corresponding Section of this Amended IPLA:

Term	Section
2014 IPLA	Recitals
2014 Transaction Agreement	Recitals
Acquired Purchaser Subsidiary	4.4(g)
Alibaba	Preamble

Term	Section
Alibaba Indemnitees	8.1
Alibaba Marks	4.4(b)
Alipay	Preamble
Alipay End Users	2.4(c)
Alipay-Exclusive Prosecution Function	6.1(b)
Alipay IT Materials	4.2
Alipay-Retained IP	2.7(a)
Alipay Royalty	5.1(a)
Altaba	15.17
Amended IPLA	Preamble
Amendment Date	Preamble
Auditor	5.4(b)
Claimant	15.6(b)
Confidential Information	9.1
Copyrights	Within the definition of “Intellectual Property Rights”
Disclosing Party	9.1
Domain Names	Within the definition of “Intellectual Property Rights”
Effective Date	Recitals
End User License	2.4(c)
Enforcement Action	6.2(a)
Framework Agreement	Recitals
ICC	15.6(a)
IP Function Separation	6.1(c)
Losses	8.1
New Alipay Patents	4.4(a)
New Alipay Trademark/Domain Name	4.4(c)
New FIG Royalty	5.1(b)
Parties	Preamble
Patents	Within the definition of “Intellectual Property Rights”
Permitted Subcontractors	2.4(b)
Purchaser	Preamble
Qualifying Infringement	6.2(b)
R1	5.1(a)
R2	5.1(b)
Receiving Party	9.1
Request	15.6(b)
Residual Information	9.6
Respondent	15.6(b)
Right of Refusal	6.2(c)
Similar Mark/Domain Name	4.4(b)
Subcontractor Agreement	2.4(b)
Sublicense Agreement	2.4(a)

Term	Section
Subsidiary Sublicensee	2.4(a)
Third Party Claim	8.2(a)
Trademarks	Within the definition of “Intellectual Property Rights”
Trade Secrets	Within the definition of “Intellectual Property Rights”
Transaction Agreement	Recitals
Transferee	11.1

Section 1.3                                    Construction.  In this Amended IPLA, unless the context otherwise requires:

(a)                                 references in this Amended IPLA to “writing” or comparable expressions includes a reference to facsimile transmission or comparable means of communication (but excluding email communications);

(b)                                 words expressed in the singular number shall include the plural and vice versa, and words expressed in the masculine shall include the feminine and neutral genders and vice versa;

(c)                                  references to Articles, Sections, Exhibits, Schedules and Recitals are references to articles, sections, exhibits, schedules and recitals of this Amended IPLA;

(d)                                 references to “day” or “days” are to calendar days;

(e)                                  references to this Amended IPLA or any other agreement or document shall be construed as references to this Amended IPLA or such other agreement or document, as the case may be, as the same may have been, or may from time to time be, amended, varied, novated or supplemented from time to time, provided that references to the 2014 IPLA shall not be construed as including amendments made on or after the Amendment Date;

(f)                                   a reference to a subsection without further reference to a Section is a reference to such subsection as contained in the same Section in which the reference appears, and this rule shall also apply to paragraphs and other subdivisions;

(g)                                  the table of contents to this Amended IPLA and all section titles or captions contained in this Amended IPLA or in any Schedule or Exhibit annexed hereto or referred to herein are for convenience only and shall not be deemed a part of this Amended IPLA and shall not affect the meaning or interpretation of this Amended IPLA;

(h)                                 “include,” “includes” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of similar import;

(i)                                     the words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Amended IPLA as a whole and not to any particular provision; and

(j)                                    references to “the date hereof” are to the Effective Date, and references to events or actions occurring “concurrently herewith” are, unless otherwise noted, to events or actions occurring concurrently with the Effective Date; and

(k)                                 references to a Person are also to its permitted successors and assigns and, in the case of an individual, to his or her heirs and estate, as applicable.

Section 1.4                                    Exhibits.  The Exhibits to this Amended IPLA are incorporated into and form an integral part of this Amended IPLA.

ARTICLE II

LICENSE GRANTS

Section 2.1                                    Alipay-Exclusive IP and New FIG Business-Exclusive IP.

(a)                                 Alipay-Exclusive IP.  Subject to the terms and conditions of this Amended IPLA, Alibaba hereby grants to Alipay, and shall cause Alibaba IT (A50) to grant to Alipay or to one or more Subsidiaries of Alipay designated by Purchaser, pursuant to a Providers Addendum, the following worldwide, non-transferable and non-assignable (except pursuant to Section 15.8), non-sublicensable (except pursuant to Section 2.4) rights and licenses during the Term:

(i)                                     under the Alipay-Exclusive Patents it owns, (a) to make, have made (subject to Section 2.4(e)), use, sell, offer for sale, import, export and otherwise commercialize Alipay Business Products solely in the course of conducting the Alipay Business, and (b) to make, have made and use any device or process, in each case solely internally and solely in the course of conducting the Alipay Business;

(ii)                                  under the Alipay-Exclusive Trademarks it owns, and subject to Section 2.6, to use the Alipay-Exclusive Trademarks solely in connection with the sale, offer for sale, license and provision of Alipay Business Products in the course of conducting the Alipay Business;

(iii)                               under the Alipay-Exclusive Domain Names it owns, to use the Alipay-Exclusive Domain Names solely in connection with the sale, license, offer for sale or license and provision of Alipay Business Products in the course of conducting the Alipay Business; and

(iv)                              under the Alipay-Exclusive Copyrights it owns, to reproduce, distribute, modify, prepare derivative works of, perform and display the Alipay-Exclusive Software and Alipay-Exclusive Other Materials, solely in connection with the sale, offer for sale or license, license, making, using and provision of Alipay Business Products in the course of conducting the Alipay Business.

(b)                                 New FIG Business-Exclusive IP.  Subject to the terms and conditions of this Amended IPLA, Alibaba hereby grants to Purchaser, and shall cause a Subsidiary Licensor to grant to Purchaser or to one or more Subsidiaries of Purchaser designated by Purchaser (other than Alipay and its Subsidiaries), the following worldwide, non-transferable and non-assignable (except pursuant to Section 15.8), non-sublicensable (except pursuant to Section 2.4) rights and licenses during the Term:

(i)                                     under the New FIG Business-Exclusive Patents it owns, (a) to make, have made (subject to Section 2.4(e)), use, sell, offer for sale, import, export and otherwise commercialize New FIG Business Products solely in the course of conducting the New FIG Business, and (b) to make, have made and use any device or process, in each case solely internally and solely in the course of conducting the New FIG Business;

(ii)                                  under the New FIG Business-Exclusive Trademarks it owns, and subject to Section 2.6, to use the New FIG Business-Exclusive Trademarks solely in connection with the sale, offer for sale, license and provision of New FIG Business Products in the course of conducting the New FIG Business; and

(iii)                               under the New FIG Business-Exclusive Domain Names it owns, to use the New FIG Business-Exclusive Domain Names solely in connection with the sale, license, offer for sale or license and provision of New FIG Business Products in the course of conducting the New FIG Business.

In the event that Alibaba or its relevant Subsidiary Licensor determines that, for tax, regulatory or other reasons, a Providers Addendum (i) should be executed to confirm the grant of one or more of the licenses set forth in this Section 2.1(b) or (ii) is necessary in order for Purchaser or its designated Subsidiary to comply with any of its payment obligations pursuant to Article V, then upon request of Alibaba, Alibaba and/or a Subsidiary Licensor, on the one hand, and Purchaser and/or a Purchaser Subsidiary (other than Alipay and its Subsidiaries), on the other, shall promptly execute such Providers Addendum in a form mutually agreed between the executing parties, which Providers Addendum shall then be added to Exhibit F of this Amended IPLA, and obtain all necessary authorizations or consents with respect to such Providers Addendum from applicable Governmental Authorities in order for each Party to obtain the full benefits of this Amended IPLA.  For clarity, the fact that a Providers Addendum may later be executed pursuant to this Section 2.1(b) shall not relieve Purchaser of any of its payment obligations hereunder with respect to the New FIG Royalty or any other payments.

(c)                                  The rights and licenses granted to Alipay pursuant to Section 2.1(a) and to Purchaser pursuant to Section 2.1(b) are exclusive to the following (but only to the following) extent:

(i)                                     The rights and licenses granted to Alipay pursuant to Section 2.1(a)(ii) and (iii) and to Purchaser pursuant to Section 2.1(b)(ii) and (iii) are exclusive (even as to Alibaba and its Subsidiaries) throughout the world.

(ii)                                  The exclusivity of the rights and licenses granted to Alipay pursuant to Section 2.1(a)(i) and (iv) and to Purchaser pursuant to Section 2.1(b)(i) is co-extensive with, and in no case broader than, the scope of the activities that Alibaba and its Subsidiaries are expressly prohibited by Section 9.9(b) of the Transaction Agreement from performing, but only if and to the extent that, and only for as long as, Alibaba and its Subsidiaries are so prohibited.  The exclusivity of rights and licenses under Section 2.1(a)(i) and (iv) and under Section 2.1(b)(i) shall not preclude Alibaba or its Subsidiaries from engaging in any activities not expressly prohibited by Section 9.9(b) of the Transaction Agreement, including engaging third Persons for the procurement or provision of (and having such third Persons provide) services in accordance with Section 2.6 of the Commercial Agreement.  Nonetheless, other than in connection with engaging such third Persons, Alibaba and its Subsidiaries shall not have the right to grant to any third Person a license within the scope of Section 2.1(a)(i) or (iv) or Section 2.1(b)(i).  For the avoidance of doubt, the foregoing shall not affect any obligations or rights of Alibaba or its Subsidiaries pursuant to Section 9.9(b) of the Transaction Agreement.

Section 2.2                                    Alipay-Related IP and New FIG Business-Related IP.

(a)                                 Alipay-Related IP.  Subject to the terms and conditions of this Amended IPLA, Alibaba hereby grants to Alipay, and shall cause its relevant Subsidiaries to grant to Alipay, pursuant to a Providers Addendum, the following worldwide, non-exclusive, non-transferable and non-assignable, non-sublicensable (except pursuant to Section 2.4) rights and licenses during the Term:

(i)                                     under the Alipay-Related Patents it owns, (i) to make, have made (subject to Section 2.4), use, sell, offer for sale, import, export and otherwise commercialize Alipay Business Products solely in the course of conducting the Alipay Business, and (ii) to make, have made and use any device or process, in each case solely internally and solely in the course of conducting the Alipay Business; and

(ii)                                  under the Alipay-Related Copyrights its owns, to (i) reproduce, distribute, modify, prepare derivative works of, perform and display, in each case solely internally, the Alipay-Related Software and the Alipay-Related Other Materials, and (ii) to distribute, perform and display the Alipay-Related Software, solely in Object Code format, and the Alipay-Related Other Materials, in each case solely to the extent permitted pursuant to Section 2.4, and, with respect to both of clauses (i) and (ii), solely in connection with the sale, license or other provision of Alipay Business Products in the course of conducting the Alipay Business.

(b)                                 New FIG Business-Related IP.  Subject to the terms and conditions of this Amended IPLA, Alibaba hereby grants to Purchaser, and shall cause a Subsidiary Licensor to grant to Purchaser or to one or more Subsidiaries of Purchaser designated by Purchaser (other than Alipay and its Subsidiaries), the following worldwide, non-exclusive, non-transferable and non-assignable, non-sublicensable (except pursuant to Section 2.4) rights and licenses during the Term:

(i)                                     under the New FIG Business-Related Patents it owns, (i) to make, have made (subject to Section 2.4), use, sell, offer for sale, import, export and otherwise commercialize New FIG Business Products solely in the course of conducting the New FIG Business, and (ii) to make, have made and use any device or process, in each case solely internally and solely in the course of conducting the New FIG Business; and

(ii)                                  under the New FIG Business-Related Copyrights its owns, to (i) reproduce, distribute, modify, prepare derivative works of, perform and display, in each case solely internally, the New FIG Business-Related Other Materials, and (ii) to distribute, perform and display the New FIG Business-Related Other Materials, in each case solely to the extent permitted pursuant to Section 2.4, and, with respect to both of clauses (i) and (ii), solely in connection with the sale, license or other provision of New FIG Business Products in the course of conducting the New FIG Business.

In the event that Alibaba or its relevant Subsidiary Licensor determines that, for tax, regulatory or other reasons, a Providers Addendum (i) should be executed to confirm the grant of one or more of the licenses set forth in this Section 2.2(b) or (ii) is necessary in order for Purchaser or its designated Subsidiary to comply with any of its payment obligations pursuant to Article V, then upon request of Alibaba, Alibaba and/or a Subsidiary Licensor, on the one hand, and Purchaser and/or a Purchaser Subsidiary (other than Alipay and its Subsidiaries), on the other, shall promptly execute such Providers Addendum in a form mutually agreed between the executing parties, which Providers Addendum shall then be added to Exhibit F of this Amended IPLA, and obtain all necessary authorizations or consents with respect to such Providers Addendum from applicable Governmental Authorities in order for each Party to obtain the full benefits of this Amended IPLA.  For clarity, the fact that a Providers Addendum may later be executed pursuant to this Section 2.2(b) shall not relieve Purchaser of any of its payment obligations hereunder with respect to the New FIG Royalty or any other payments.

Section 2.3                                    Alibaba Delivery Obligation.  At any time during the Term, upon reasonable request in writing of Alipay or its Subsidiary Sublicensee, Alibaba, Alibaba IT (A50) or a Subsidiary of Alibaba IT (A50) will deliver to Alipay or its Subsidiary Sublicensee copies of the Alipay-Related Software (in both Source Code and Object Code form) and bug fixes, error corrections, updates and upgrades (including improvements) developed after the Amendment Date and included in the Alipay-Related Software licensed under Section 2.2(a), in the form actually developed or owned by Alibaba, Alibaba IT (A50) or a Subsidiary of Alibaba IT (A50).  For clarity, any such bug fixes, error corrections, updates or upgrades (including improvements) provided hereunder will be provided “as-is” and “as available.”

Section 2.4                                    Sublicensing.

(a)                                 Subsidiaries.  Subject to this Section 2.4(a), Alipay or the applicable Alipay Subsidiary, or Purchaser or the applicable Purchaser Subsidiary, to whom rights are granted under Section 2.1 and Section 2.2 to the (1) Alipay-Exclusive IP and the Alipay-Related IP or (2) New FIG Business-Exclusive IP and the New FIG Business-Related IP, as applicable, may sublicense its rights to an Alipay Subsidiary, in the case of Alipay or such Alipay Subsidiary, or a Purchaser Subsidiary (other than Alipay or any Alipay Subsidiary), in the case of Purchaser or a Purchaser Subsidiary (a “Subsidiary Sublicensee”).  Any such sublicense of rights to a Subsidiary Sublicensee must be granted pursuant to an enforceable, written agreement with such Subsidiary Sublicensee that (i) requires, to the extent necessary to enable Alipay or Purchaser, as applicable, to comply with the ownership provisions set forth in this Amended IPLA, each such Subsidiary Sublicensee to assign to Alipay or its Subsidiary, in the case of a Subsidiary Sublicensee of Alipay, or Purchaser or its Subsidiary (other than Alipay or its Subsidiaries), in the case of a Subsidiary Licensee of Purchaser (in each case as designated by Alipay or Purchaser with notice to Alibaba) all right, title and interest in and to any Intellectual Property Rights arising from or related to the exercise of such Subsidiary Sublicensee’s rights thereunder, and (ii) contains terms that are at least as protective of Alibaba’s or the relevant Alibaba Subsidiary’s rights in, and confidentiality and Source Code security with respect to, the Alipay-Exclusive IP, the Alipay-Related IP, the New FIG Business-Exclusive IP and the New FIG Business-Related IP as those contained in this Amended IPLA (each, a “Sublicense Agreement”).  Purchaser shall provide Alibaba with complete and accurate copies of all Sublicense Agreements.

(b)                                 Subcontractors.  Subject to Alipay’s and Purchaser’s compliance with Section 9.9(b) of the Transaction Agreement and with Section 3.3 of the Commercial Agreement, Alipay or Purchaser may sublicense any of its applicable rights to the Alipay-Exclusive Patents, the New FIG Business-Exclusive Patents, the Alipay-Exclusive Trademarks, the New FIG Business-Exclusive Trademarks, the Alipay-Exclusive Software, the Alipay-Exclusive Other Materials, the Alipay-Related Other Materials, and the New FIG Business-Related Other Materials to third Person subcontractors engaged by Alipay or Purchaser, or an Alipay Subsidiary or Purchaser Subsidiary, in connection with the conduct of the Alipay Business, in the case of Alipay or any Alipay Subsidiary, or the New FIG Business, in the case of Purchaser or any Purchaser Subsidiary (other than Alipay and its Subsidiaries) (“Permitted Subcontractors”), solely to the extent necessary to permit the Permitted Subcontractors to perform on behalf of Alipay or Purchaser, or an Alipay Subsidiary or Purchaser Subsidiary, the services for which the Permitted Subcontractors were engaged.  Any such engagement of Permitted Subcontractors shall be pursuant to an arm’s-length agreement that (i) requires, to the extent necessary to enable Alipay or Purchaser to comply with the ownership provisions set forth in this Amended IPLA, each such Permitted Subcontractor to assign to Alipay or its Subsidiary, or Purchaser or its Subsidiary (other than Alipay and its Subsidiaries) (in each case as designated by Alipay or Purchaser with notice to Alibaba) all right, title and interest in and to any Intellectual Property Rights arising from or related to the exercise of such Permitted Subcontractor’s rights thereunder, and (ii) contains terms that are at least as protective of Alibaba’s or the relevant Alibaba Subsidiary’s rights in, and confidentiality and Source Code security with respect to, the Alipay-Exclusive Patents, the New FIG Business-Exclusive Patents, the Alipay-Exclusive Trademarks, the New FIG Business-Exclusive Trademarks, the Alipay-Exclusive Software, the Alipay-Exclusive Other Materials, the Alipay-Related Other Materials, and the New FIG Business-Related Other Materials, as applicable, as those contained in this Amended IPLA (each, a “Subcontractor Agreement”).  Any Subcontractor Agreement permitting any use of an Alipay-Exclusive Trademark or New FIG Business-Exclusive Trademark by a Permitted Subcontractor shall obligate the Permitted Subcontractor to comply with the applicable trademark and brand usage guidelines for such Alipay-Exclusive Trademarks and New FIG Business-Exclusive Trademarks and shall provide that all goodwill arising from that Permitted Subcontractor’s use of any Alipay-Exclusive Trademarks and New FIG Business-Exclusive Trademarks inures to the benefit of Alibaba or a designated Alibaba Affiliate, and Alipay or Purchaser shall enforce these terms against any Permitted Subcontractor.

(c)                                  End Users.  Alipay and its Subsidiary Sublicensees may distribute certain elements of the Alipay-Exclusive Software, the Alipay-Related Software, the Alipay-Exclusive Other Materials and the Alipay-Related Other Materials comprising client-side end user software and related documentation and materials to Alipay’s and its Subsidiaries’ end user customers (“Alipay End Users”) and sublicense to Alipay End Users the limited right to use or reproduce such Alipay-Exclusive Software, Alipay-Related Software, Alipay-Exclusive Other Materials and Alipay-Related Other Materials, solely in Object Code in the case of software and solely as incorporated in or otherwise a part of an Alipay Business Product.  Any distribution or sublicense to an Alipay End User of the Alipay-Exclusive Software, the Alipay-Related Software, the Alipay-Exclusive Other Materials and/or the Alipay-Related Other Materials must be pursuant to an enforceable agreement with such Alipay End User containing terms that are at least as protective of Alibaba’s or the Alipay IP/Technology Provider’s rights in the Alipay-Exclusive Software, Alipay-Related Software, the Alipay-Exclusive Other Materials and/or the Alipay-Related Other Materials as those contained in this Amended IPLA (each, an “End User License”).  In addition, in an End User License, Alipay or a Subsidiary Sublicensee may grant Alipay End Users who are merchants a non-exclusive, non-transferable, non-assignable and revocable sublicense to use the Alipay-Exclusive Trademarks in connection with such Alipay End User’s use of Alipay Business Products, solely in connection with Alipay’s or the Subsidiary Sublicensee’s conduct of the Alipay Business.  Alipay and its Subsidiary Sublicensees shall require in such End User License that all Alipay End Users comply with all applicable trademark and brand usage guidelines for such Alipay-Exclusive Trademarks and that all goodwill arising from any Alipay End User’s use of the Alipay-Exclusive Trademarks inures to the benefit of Alibaba or a designated Alibaba Subsidiary, and Alipay or the applicable Subsidiary Sublicensee shall enforce these terms against any Alipay End User.

(d)                                 Purchaser’s Rights and Obligations.  Each Sublicense Agreement and Subcontractor Agreement entered into by Alipay or Purchaser or their respective Subsidiary Sublicensees, and each End User License entered into by Alipay or its Subsidiary Sublicensee, in each case in connection with the exercise of its rights and obligations under this Amended IPLA, shall not contain any provision that is inconsistent with the terms of this Amended IPLA.  For the avoidance of doubt, (i) any rights and responsibilities performed or provided by Subsidiary Sublicensees, Permitted Subcontractors or Alipay End Users shall be deemed to be performed by Alipay or Purchaser (as applicable), and (ii) Alipay or Purchaser (as applicable) shall be responsible and liable for any breach of the terms and conditions of any Sublicense Agreement, Subcontractor Agreement or End User License by any Subsidiary Sublicensee, Permitted Subcontractor or Alipay End User (as applicable) to the same extent as if breach were committed by Alipay or Purchaser (as applicable).

(e)                                  Have Made Rights.  The “have made” rights granted in Sections 2.1 and 2.2 shall apply only to Alipay Business Products and New FIG Business Products (as applicable) which (i) have designs originating with and owned by Alipay or an Alipay Subsidiary, or Purchaser or a Purchaser Subsidiary (other than Alipay and its Subsidiaries), as applicable, and (ii) are sold or otherwise transferred or disposed of by the “have made” manufacturer only to Alipay or its Subsidiaries or Purchaser or its Subsidiaries (other than Alipay and its Subsidiaries), as applicable.

Section 2.5                                    Restrictions.  Alipay acknowledges that the Source Code of the Alipay-Exclusive Software and the Alipay-Related Software, constitutes and contains Trade Secrets of Alibaba and its Subsidiaries, and, in order to protect such Trade Secrets and other interests that Alibaba or its Subsidiaries may have in the Alipay-Exclusive Software or the Alipay-Related Software, Alipay shall not, and shall not permit any third Person to, except as expressly authorized in this Amended IPLA:

(a)                                 transfer, sublicense (other than pursuant to Section 2.4), disclose, distribute or otherwise expose the Source Code of the Alipay-Exclusive Software or the Alipay-Related Software to any third Person other than a Subsidiary Sublicensee or a Permitted Subcontractor in accordance with Section 2.4; or

(b)                                 disassemble, decompile or reverse engineer any of the Alipay-Exclusive Software or the Alipay-Related Software provided to Alipay or its Subsidiary only in Object Code form, nor permit any third Person to do so, except to the extent such restrictions are prohibited by Law.

Alibaba’s and its relevant Subsidiaries’ license of Intellectual Property Rights pursuant to this Article II is granted:

(x)                                 only if, and for as long as, such Intellectual Property Rights are owned exclusively by Alibaba and/or its relevant Subsidiaries, as applicable, and may be licensed under applicable Law pursuant to this Article II without the need to obtain the consent or approval of any co- or joint owner of such Intellectual Property Rights;

(y)                                 solely to the extent of Alibaba’s and/or its relevant Subsidiary’s right to grant such license; and

(z)                                  only if Alibaba’s and/or its relevant Subsidiary’s grant of such license does not incur any obligation to pay royalties or other consideration to any third Person (except for payments between Alibaba and its relevant Subsidiary, or payments from Alibaba or its relevant Subsidiary to their respective employees or contractors for the use of the Intellectual Property Rights made or created by or for Alibaba, the relevant Alibaba Subsidiary, or such employees or contractors while employed or retained by Alibaba or its relevant Subsidiary).

Section 2.6                                    Use of Trademarks.

(a)                                 Trademark Usage Guidelines.  The use by Alipay and any of its Subsidiary Sublicensees of the Alipay-Exclusive Trademarks or by Purchaser and any of its Subsidiary Sublicensees of the New FIG Business-Exclusive Trademarks, as applicable, shall at all times adhere to Alibaba’s and Alibaba’s Subsidiary’s, as applicable, then-current trademark or brand usage guidelines, as such guidelines may be revised during the Term by Alibaba or Alibaba’s Subsidiaries.  Upon Alibaba’s request, Alipay, Purchaser or any of their respective Subsidiary Sublicensees shall provide Alibaba with samples of advertising and promotional materials developed by or for Alipay, Purchaser or the applicable Subsidiary Sublicensee(s) and using the Alipay-Exclusive Trademarks or New FIG Business-Exclusive Trademarks, as applicable, in order for Alibaba to assess compliance with this Section 2.6(a).  In the event of any breach with respect to Alipay’s, Purchaser’s or any of their respective Subsidiary Sublicensee’s failure to adhere to the then-current applicable Alibaba or Alibaba Subsidiary trademark or brand usage guidelines, Alipay, Purchaser and/or the applicable Subsidiary Sublicensee(s), as applicable, shall immediately cease all use of the materials not conforming with such brand usage guidelines and shall cure, or cause to be cured, within thirty (30) days, any breach with respect to Alipay’s, Purchaser’s or the applicable Subsidiary Sublicensee’s use thereof.  Alipay and Purchaser shall not use, nor permit the use of, and shall cause their respective Subsidiary Sublicensees not to use or permit the use of, the Alipay-Exclusive Trademarks or the New FIG Business-Exclusive Trademarks in any manner that could otherwise reasonably be expected to impair, tarnish, dilute or otherwise damage the value and goodwill associated with Alipay-Exclusive Trademarks or the New FIG Business-Exclusive Trademarks.

(b)                                 Quality Control Standards/Limited Use.  Alipay and Purchaser each agrees, during the Term, to maintain, and to cause its Subsidiary Sublicensees to maintain, a level of quality for the Alipay Business Products and the New FIG Business Products, as applicable, in connection with which Alipay, Purchaser and their respective Subsidiary Sublicensees use, reproduce or display the Alipay-Exclusive Trademarks or the New FIG Business-Exclusive Trademarks, as applicable, that is at least as high as the level of quality of the comparable products and services in connection with which Alipay, Purchaser and their respective Subsidiary Sublicensees use, reproduce or display Trademarks owned by Alipay, Purchaser or their respective Subsidiaries.  Each of Alipay and Purchaser shall not use, nor permit the use of, and shall cause its Subsidiary Sublicensees not to use or permit the use of, the Alipay-Exclusive Trademarks or the New FIG Business-Exclusive Trademarks, as applicable, (i) in any manner that could otherwise reasonably be expected to impair, tarnish, dilute or otherwise damage the value and goodwill associated with Alipay-Exclusive Trademarks or the New FIG Business-Exclusive Trademarks, or any other Trademarks or Domains Names owned, held, or licensed by Alibaba or any Alibaba Subsidiary, or that are in the process of registration or application for registration by Alibaba or any Alibaba Subsidiary, anywhere in the world, or (ii) in connection with any unfair, misleading, illegal, vulgar, obscene, immoral or offensive materials, or any products or services that violate applicable Laws or are false or misleading.

(c)                                  No Adverse Claim.  Each of Alipay and Purchaser shall not and shall cause its Subsidiary Sublicensees not to, and each of Alipay and Purchaser shall not and shall cause its Subsidiary Sublicensees not to authorize any third Person to, at any time during the Term, assert any claim or interest in, or take any action which may in any way:

(i)                                     adversely affect the validity or enforceability of,

(ii)                                  result in the harm or misuse of, bring into disrepute, or adversely affect Alibaba’s or any Alibaba Subsidiary’s rights or interest in and to, or

(iii)                               result in obtaining registrations in or otherwise challenge the validity of, or Alibaba’s or any Alibaba Subsidiary’s ownership of or rights in:

(1) the Alipay-Exclusive Trademarks and the New FIG Business-Exclusive Trademarks and/or (2) except as otherwise expressly permitted in the Trademark Agreement, any other Trademark or Domain Name that is derivative of or similar to any Trademarks or Domain Names (including the Alipay-Exclusive Trademarks and New FIG Business-Exclusive Trademarks) owned, held, or licensed by Alibaba or any Alibaba Subsidiary, both prior to and after the Effective Date, including any Trademarks or Domain Names commencing with the letters “ALI” or “TAO.”

(d)                                 Goodwill.  All goodwill arising from Alipay’s, Purchaser’s or their respective Subsidiary Sublicensees’ use of the Alipay-Exclusive Trademarks and New FIG Business-Exclusive Trademarks, as applicable, prior to their assignment to Purchaser pursuant to Section 2.2 of the Transaction Agreement, will inure solely to the benefit of Alibaba or the applicable Alibaba Subsidiary, and Alipay and Purchaser and any applicable Subsidiary Sublicensee shall transfer and assign and do hereby transfer and assign to Alibaba or the applicable Alibaba Affiliate designated by Alibaba on an ongoing basis, prior to such assignment, all such goodwill arising from the use of the Alipay-Exclusive Trademarks and New FIG Business-Exclusive Trademarks permitted hereunder.

Section 2.7                                    Grant Back.

(a)                                 Subject to the terms and conditions of this Amended IPLA, Purchaser, on behalf of itself and its Subsidiaries, hereby grants (and agrees to grant and cause Purchaser and its Subsidiaries to grant) to Alibaba and its Subsidiaries during the Term a non-exclusive, irrevocable, worldwide, royalty-free, non-transferable (except to a successor of Alibaba in connection with a merger or consolidation, or to a transferee of Alibaba in connection with the transfer of all or any substantial portion of the assets of Alibaba and its Subsidiaries), right and license, under all Patents (including all New Alipay Patents and Patents constituting Stage 1 Retained IP) owned or licensable by Purchaser or any of Purchaser’s Subsidiaries during the Term (“Alipay-Retained IP”) to make, have made, use, sell, offer for sale, import, export and otherwise commercialize any products and services, including engaging third Persons by Alibaba or its Subsidiaries for the procurement by Alibaba or its Subsidiaries of (and having such third Persons provide) services for the benefit of Alibaba and/or its Subsidiaries.  For the avoidance of doubt, such third Persons will have immunity under such Patents only to the extent they are providing services for the benefit of Alibaba and/or its Subsidiaries and not for services provided to other customers of such third Persons.  For clarity, the Parties acknowledge that any New Alipay Patents, if they are owned solely by Alibaba or assigned to Alibaba as required by Section 4.4(a), and not owned by Purchaser or any of Purchaser’s Subsidiaries, will be subject to the provisions of this Amended IPLA relating to Alipay-Exclusive Patents and New FIG Business-Exclusive Patents and not to this Section 2.7.

(b)                                 Subject to the terms and conditions of this Amended IPLA, Purchaser, on behalf of itself and its Subsidiaries, hereby grants (and agrees to grant and cause Purchaser and its Subsidiaries to grant) to Alibaba and its Subsidiaries during the Term a non-exclusive, irrevocable, worldwide, royalty-free, non-transferable (except to a successor of Alibaba in connection with a merger or consolidation, or to a transferee of Alibaba in connection with the transfer of all or any substantial portion of the assets of Alibaba and its Subsidiaries), right and license to (i) reproduce, distribute, modify, prepare derivative works of, perform and display the Alipay Non-Core IP and the non-Patent Stage 1 Retained IP and (ii) to internally use and exploit the SME Loan Know-How, in each case solely in connection with the sale, license or provision of products and services of Alibaba and its Subsidiaries.  Such right and license (x) includes the right to have such activities performed on behalf of Alibaba and its Subsidiaries by third Persons and (y) includes the rights to reproduce, perform, display and distribute to merchants, distributors, customers, and other participants in the businesses of Alibaba and Alibaba Subsidiaries the portions, if any, of the Alipay Non-Core IP intended for use by such merchants, distributors, customers, or other participants.  Any such license to merchants, distributors, customers, and other participants shall be on the same terms that Alibaba and its Subsidiaries use for the licensing of their own accompanying software and other materials.  Notwithstanding anything to the contrary set forth in this Section 2.7(b), Alibaba and its Subsidiaries shall not disclose any Highly Sensitive Information to any third Persons, except to the extent expressly permitted by the Data Sharing Agreement with respect to Contributed Data (as defined in the Data Sharing Agreement), or user data to the extent that (i) disclosure of such user data is required for the purpose of engaging a third Person to provide services comparable to the Services (as defined in the Commercial Agreement) (provided that such third Person shall not use such data for any other purpose), (ii) disclosure of such user data to such third Person in accordance with this Amended IPLA does not violate applicable Law, and (iii) disclosure of such user data to such third Person in accordance with this Amended IPLA does not violate the terms of use or terms of service under which such data was collected.

(c)                                  This Section 2.7: (i) does not require that Purchaser or any Purchaser Subsidiary deliver any Technology, including Alipay Non-Core IP, to Alibaba or its Subsidiaries and (ii) does not relieve Alibaba or its Subsidiaries from its obligations under Section 9.9(b) of the Transaction Agreement.

Section 2.8                                    No Other Grant.  Except as otherwise expressly provided herein, nothing in this Amended IPLA shall be deemed to grant, directly or by implication, estoppel or otherwise, any right, license or covenant from Alibaba or any Alibaba Subsidiary to Alipay, Purchaser, any of their respective Subsidiaries, or any third Person, or from Purchaser or any Purchaser Subsidiary to Alibaba or any Alibaba Subsidiary or any third Person.

Section 2.9                                    Injunctive Relief.  Each of Alipay and Purchaser acknowledges that any material breach of the provisions of this Article II may result in irreparable harm to Alibaba and Alibaba’s Subsidiaries, and in such event the exact amount of damages will be difficult to ascertain and the remedies at law for such breach may not be adequate.  Accordingly, in the event of any material breach of the provisions of this Article II by Alipay or Purchaser or any Alipay Subsidiaries or Purchaser Subsidiaries, Alibaba, in addition to any other relief available to it at law, in equity or otherwise, shall be entitled to seek temporary and permanent injunctive relief restraining Alipay, Purchaser or any of their respective Subsidiaries from engaging in the conduct constituting such material breach, without the necessity of proving actual damages or posting a bond or other security.

ARTICLE III

TERMINATION OF SERVICES; DEDICATED EMPLOYEES

Section 3.1                                    Termination of Software Technology Services.  The Parties acknowledge and agree that (a) Alipay IT Company (Z53) and its Subsidiaries have fulfilled all of its and their obligations to perform Software Technology Services pursuant to the 2014 IPLA and (b) following the Amendment Date, neither Alipay IT Company (Z53) nor any of its Subsidiaries shall have any obligation to perform (or to continue to perform) any Software Technology Services or other services for the Alipay Group except as may be otherwise agreed to in writing by the Parties.

Section 3.2                                    Employment of the Dedicated Employees.  As soon as reasonably practicable following the Issuance Closing, Alibaba shall terminate the employment of each Dedicated Employee mutually agreed to by Alibaba and Purchaser and listed in Schedule 3.2.  The Purchaser shall, working in coordination with Alibaba, offer or cause one or more of its Subsidiaries to offer employment to each such Dedicated Employee as soon as reasonably practicable following the Issuance Closing; provided that the Parties agree that the Purchaser shall have no obligation to offer employment to Dedicated Employees that are contractors.  The Purchaser and its Subsidiaries shall use commercially reasonable efforts to deliver documentation to, and enter into employment agreements with, each such Dedicated Employee (for clarity, other than contractors) effecting the foregoing terms of employment, subject to acceptance by each such Dedicated Employee of such terms.  Alibaba and Purchaser shall use, and shall cause their respective Subsidiaries to use, commercially reasonable efforts to coordinate with respect to the termination of employment by Alibaba, and offer of employment by Purchaser or its Subsidiaries, of Dedicated Employees contemplated by this Section 3.2 and otherwise to cooperate in respect of any other matters related to the employment of the Dedicated Employees by Purchaser or its Subsidiaries.

Section 3.3                                    Dedicated Employee Severance.  In the event that Alibaba terminates a Dedicated Employee on or after the Issuance Closing which results in any obligation of Alibaba or any of its Subsidiaries to pay any severance or other benefits (including such benefits required under applicable Laws) to such Dedicated Employee, the Purchaser shall promptly reimburse Alibaba for all costs incurred by Alibaba and its applicable Subsidiaries as a result of the termination of such Dedicated Employees and otherwise indemnify and hold harmless Alibaba and its applicable Subsidiaries from and against any and all Losses (including all such severance and other benefits) arising out of or relating to Alibaba’s or its Subsidiaries’ termination of such Dedicated Employees.

Section 3.4                                    Termination of Providers Addenda.  On the Amendment Date, each of Alibaba and the Purchaser shall cause their respective Subsidiaries to take all action so that (a) Alibaba IT (A50) and Alipay shall terminate the Provider Addendum, entered into between Alibaba IT (A50) and Alipay on August 12, 2104, and amended as of January 1, 2015 and (b) Alipay IT Company (Z53) shall terminate the Providers Addendum, entered into between Alipay and Alipay IT Company (Z53), on August 12, 2014; provided that Alibaba and the Purchaser acknowledge and agree, and shall cause their respective Subsidiaries to ensure, that any terms of the agreements referenced in clauses (a) and (b) that are necessary in order for Alipay and/or Purchaser to pay any Software Technology Services Fee, Alipay Royalty or New FIG Royalty accruing prior to the Amendment Date pursuant to Section 5.2(c) of this Agreement shall remain in force and effect following the termination of such agreements for as long as any of such Software Technology Services Fees, Alipay Royalties or New FIG Royalties remain payable pursuant to Section 5.2(c).

ARTICLE IV

OWNERSHIP

Section 4.1                                    Licensed IP.  Subject to the express licenses granted in this Amended IPLA, as between the Parties, Alibaba or its Subsidiaries will retain exclusive right, title and interest in and to the Licensed IP, and all Intellectual Property Rights subsisting therein.  There are no implied licenses under this Amended IPLA, and all rights not expressly granted hereunder are reserved.  Purchaser and Purchaser’s Subsidiaries shall not delete or in any manner alter any Copyright, Trademark, Patent, confidentiality or other proprietary rights notices appearing on the Licensed IP as delivered to Purchaser or a Purchaser Subsidiary.  Purchaser and Purchaser’s Subsidiaries shall reproduce such notices on all copies they make of the Licensed IP.

Section 4.2                                    Alipay IT Materials.  As between the Parties, Alipay IT Company (Z53) or its Subsidiaries will exclusively own all right, title and interest in and to any Technology of any kind developed solely by the Dedicated Employees of Alipay IT Company (Z53) or its Subsidiaries (collectively “Alipay IT Materials”), including all Intellectual Property Rights subsisting therein.  If the Alipay IT Materials include or constitute modifications, customizations, enhancements or extensions to the Alipay-Exclusive Software, the Alipay-Related Software, the Alipay-Exclusive Other Materials, the Alipay-Related Other Materials, or the New FIG Business-Related Other Materials, Alipay or Purchaser, as applicable, will have rights and licenses to such modifications, customizations, enhancements or extensions to the same extent that it has rights and licenses to the underlying Alipay-Exclusive Software, Alipay-Related Software, Alipay-Exclusive Other Materials, Alipay-Related Other Materials, or New FIG Business-Related Other Materials, respectively.

Section 4.3                                    Ownership of Enhancements.  Subject to Section 4.4, the Parties agree that, as between the Parties, all modifications, enhancements and derivative works of the Alipay-Exclusive Software, the Alipay-Related Software, the Alipay-Exclusive Other Materials, the Alipay-Related Other Materials, and the New FIG Business-Related Other Materials created by (or by a third Person on behalf of) Alipay or Purchaser or a Subsidiary Sublicensee under the licenses granted in Section 2.1 or 2.2 and otherwise in accordance with this Amended IPLA will be exclusively owned by Alipay or Purchaser or the relevant Subsidiary Sublicensee, as applicable.

Section 4.4                                    New Patents, Trademarks and Domain Names.

(a)                                 Any new Patents applied for or issued during the Term based on any invention made solely by employees or contractors of Alipay or Purchaser and/or employees or contractors of an Alipay Subsidiary or Purchaser Subsidiary during the Term (“New Alipay Patents”) will be applied for in the name of and owned by Alibaba and for the purposes of this Amended IPLA will be deemed Alipay-Exclusive Patents (if pertaining to the Alipay Business) or New FIG Business-Exclusive Patents (if pertaining to the New FIG Business).

(b)                                 Except as expressly authorized in the Trademark Agreement with respect to Licensed Trademarks and Domain Names, Component Trademarks and Component Domain Names (as the preceding terms are defined in the Trademark Agreement), each of Alipay and Purchaser shall not, and shall cause all its Subsidiaries not to, adopt, use or conduct any business using (except for any use of the Alipay-Exclusive Trademarks, New FIG Business-Exclusive Trademarks, the Alipay-Exclusive Domain Names and the New FIG Business-Exclusive Domain Names as expressly authorized by Section 2.1 and for any use of New Alipay Trademark/Domain Names as provided by Section 4.4(c) below), create, file, register, seek to register, or cause to be registered (other than any Trademark or Domain Name required by applicable Law to be held or registered in the name of Alipay or Purchaser or a Subsidiary of Alipay or Purchaser), any Trademarks or Domain Names that are derivative of or confusingly similar to any Trademarks (including the Alipay-Exclusive Trademarks and New FIG Business-Exclusive Trademarks) or Domain Names (including the Alipay-Exclusive Domain Names and New FIG Business-Exclusive Domain Names) owned, held, or licensed by Alibaba or any Alibaba Subsidiary, or otherwise used in connection with any conduct of any business by Alibaba or any Subsidiary of Alibaba, both prior to and after the Effective Date (the “Alibaba Marks”).  Notwithstanding the foregoing, if any Alibaba Mark, Alipay-Exclusive Trademark, New FIG Business-Exclusive Trademark, Alipay-Exclusive Domain Name, New FIG Business-Exclusive Domain Name or any Trademark or Domain Name that is derivative of or confusingly similar to any Alibaba Mark, Alipay-Exclusive Trademark, New FIG Business-Exclusive Trademark, Alipay-Exclusive Domain Name or New FIG Business-Exclusive Domain Name (each, a “Similar Mark/Domain Name”), other than any Trademark or Domain Name required by applicable Law to be held or registered in the name of Purchaser or a Purchaser Subsidiary, or any application therefor, is filed or registered by Alipay or Purchaser or any Alipay Subsidiary or Purchaser Subsidiary during the Term then, except as may be expressly permitted in the Trademark Agreement, such Similar Mark/Domain Name shall be assigned by Alipay or Purchaser or the applicable Alipay Subsidiary or Purchaser Subsidiary to Alibaba pursuant to this Section 4.4 and shall be exclusively owned by Alibaba.  To the extent required in the preceding sentence, each of Alipay and Purchaser hereby assigns, and shall cause each of its Subsidiaries to assign, to Alibaba, all of Alipay’s or Purchaser’s and such Alipay Subsidiary’s or Purchaser Subsidiary’s, as applicable, rights, title and interest in and to any and all Similar Marks/Domain Names, whether now existing or in the future created.  For clarity, following the Amendment Date, nothing in this Section 4.4(b) shall limit Alipay’s, Purchaser’s or any Alipay Subsidiary’s or Purchaser Subsidiary’s rights to file, register, seek to register, or cause to be registered any Trademarks or Domain Names that are derivative of, confusingly similar to or associated with any Trademarks (including the Alipay-Exclusive Trademarks and New FIG Business-Exclusive Trademarks) or Domain Names (including the Alipay-Exclusive Domain Names and New FIG Business-Exclusive Domain Names) constituting Stage 1 Retained IP and assigned or transferred by or on behalf of Alibaba to Purchaser or a Purchaser Subsidiary pursuant to Section 2.2 of the Transaction Agreement, in each case to the extent such Trademarks or Domain Names are required by applicable Law to be held or registered in the name of Alipay, Purchaser or a Subsidiary of Alipay or Purchaser.

(c)                                  If during the Term (i) Alipay or an Alipay Subsidiary desires to have filed or registered any new Trademark or Domain Name that includes the word “ALIPAY” or is derivative of any other Alipay-Exclusive Trademark set forth in Exhibit D (in the case of a new Trademark) or Alipay-Exclusive Domain Name set forth in Exhibit B (in the case of a new Domain Name) or (ii) Purchaser or a Purchaser Subsidiary desires to have filed or registered any new Trademark or Domain Name that is derivative of any New FIG Business-Exclusive Trademark set forth in Exhibit K (in the case of a new Trademark) or New FIG Business-Exclusive Domain Name set forth in Exhibit I (in the case of a new Domain Name) (each such Trademark or Domain Name within the scope of clause (i) or (ii), a “New Alipay Trademark/Domain Name”), in each case to the extent any such Trademark or Domain Name is not required by applicable Law to be held or registered in the name of Alipay or Purchaser or an Alipay Subsidiary or Purchaser Subsidiary, then, subject to Alibaba’s agreement, each such New Alipay Trademark/Domain Name will be filed and registered in the name of (at Alipay’s or Purchaser’s expense, as applicable) and solely owned by Alibaba following the Amendment Date during the Term, and for the purposes of this Amended IPLA will, in the case of clause (i), be deemed to be an Alipay-Exclusive Trademark or Alipay-Exclusive Domain Name, as applicable, or, in the case of clause (ii), be deemed to be a New FIG Business-Exclusive Trademark or New FIG Business-Exclusive Domain Name, in each case upon being added to the applicable Exhibit hereto.  For purposes of the foregoing, Alibaba’s agreement shall not be unreasonably withheld or delayed to the extent such desired New Alipay Trademark/Domain Name is not inconsistent with the provisions of the Trademark Agreement and does not contain any component (other than the word “ALIPAY” or product marks included in the Alipay-Exclusive Trademarks set forth in Exhibit D or New FIG Business-Exclusive Trademarks set forth in Exhibit K that are not confusingly similar to or derivative of other Trademarks owned, held or licensed by Alibaba or any Alibaba Subsidiary) that is derivative of or confusingly similar to any Trademarks or Domain Names owned, held, or licensed by Alibaba or any Alibaba Subsidiary (including any Trademarks or Domain Names commencing with the letters “ALI”, other than as used in “ALIPAY,” or with the letters “TAO”), or otherwise used in connection with any conduct of any business by Alibaba or an Alibaba Subsidiary, prior to and after the Effective Date.  For clarity, following the Amendment Date, (x) no Trademarks or Domain Names that are (1) derivative of, confusingly similar to or associated with any Trademarks (including the Alipay-Exclusive Trademarks and New FIG Business-Exclusive Trademarks) or Domain Names (including the Alipay-Exclusive Domain Names and New FIG Business-Exclusive Domain Names) constituting Stage 1 Retained IP and assigned or transferred by or on behalf of Alibaba to Purchaser or a Purchaser Subsidiary pursuant to Section 2.2 of the Transaction Agreement and (2) required by applicable Law to be held or registered in the name of Alipay or Purchaser or a Subsidiary of Alipay or Purchaser, shall constitute a “New Alipay Trademark/Domain Name” and (y) nothing in this Section 4.4(c) shall require Alipay, Purchaser or any Alipay Subsidiary or Purchaser Subsidiary to have any Trademark or Domain Name meeting the requirements of the foregoing subsection (x) to be filed and registered in the name of and solely owned by Alibaba during the Term.

(d)                                 Alipay and Purchaser and each Alipay Subsidiary and Purchaser Subsidiary shall assist Alibaba in every reasonable way, at Alipay’s or Purchaser’s or Alipay’s Subsidiary’s or Purchaser’s Subsidiary’s expense (except with respect to maintaining Similar Mark/Domain Names), to obtain, secure, perfect, maintain, defend and enforce all Intellectual Property Rights with respect to the Similar Mark/Domain Names.  The prosecution of and registration for any New Alipay Patent or New Alipay Trademark/Domain Name owned by Alipay or Purchaser or a designated Alipay Subsidiary or Purchaser Subsidiary will be executed pursuant to Section 6.1.  The enforcement of any New Alipay Patent will be executed pursuant to Section 6.2.  Every twelve (12) months during the Term, or upon either Party’s reasonable request, the Parties shall amend this Amended IPLA by updating Exhibits B, C , D, I, J, or K as applicable, to add such newly issued, filed or registered New Alipay Patents and New Alipay Trademark/Domain Names.

(e)                                  Except as expressly authorized in the Trademark Agreement or except to the extent Alibaba is acting at the request of Alipay or an Alipay Subsidiary in filing, registering, seeking to register, or causing to be registered a Trademark or Domain Name, Alibaba shall not, and shall cause all its Subsidiaries not to, file, register, seek to register, or cause to be registered, or conduct any business using any Trademarks or Domain Names that contain the word “ALIPAY.”

(f)                                   Notwithstanding anything to the contrary in this Section 4.4, following the Amendment Date, any Patents based on new inventions relating to payment technologies solely developed by Purchaser or any of its Subsidiaries and pertaining to the Alipay Business or New FIG Business, as applicable, that are mutually agreed (acting reasonably) by Purchaser and Alibaba shall be applied for in the name of and owned by Purchaser or a Purchaser Subsidiary.  To the extent required by the preceding sentence, Alibaba or its applicable Subsidiaries hereby assigns and agrees to assign to Purchaser or a Purchaser Subsidiary designated by the Purchaser all of its or their respective rights, title and interest in and to any such Patents, including without limitation all rights to causes of action and remedies relating thereto, including the right to sue for past, present or future infringement.  For clarity, all Patents applied for and owned by Purchaser or a Purchaser Subsidiary pursuant to this Section 4.4(f) shall constitute (i) Alipay-Retained IP for purposes of this Amended IPLA, and be subject to the licenses, immunities and other rights granted by Purchaser and its Subsidiaries pursuant to Section 2.7(a) of this Amended IPLA and (ii) Purchaser Licensed Patents (as defined in the Cross-License Agreement) for purposes of the Cross-License Agreement, and be subject to the licenses and other rights granted by Purchaser and its Subsidiaries thereunder.

(g)                                  Notwithstanding anything to the contrary in this Section 4.4 but without limiting Section 4.4(f), following the Amendment Date, any new registrable Intellectual Property Rights in inventions or other Technology (x) solely developed by employees or contractors of a Person acquired from a third Person by the Purchaser or any of its Subsidiaries (an “Acquired Purchaser Subsidiary”) and (y) pertaining to the Alipay Business, New FIG Business or business of such Acquired Purchaser Subsidiary at the time of such acquisition, as applicable, will be applied for in the name of and owned by the Acquired Purchaser Subsidiary if and to the extent:

(i)                                     Purchaser reasonably determines that the Acquired Purchaser Subsidiary’s applying for and owning such Intellectual Property Rights is required by applicable Law and provides advanced written notice thereof to Alibaba together with reasonable details regarding such determination;

(ii)                                  Purchaser reasonably determines that the Acquired Purchaser Subsidiary’s applying for and owning such Intellectual Property Rights is required pursuant to an order by or agreements with any court or any Governmental Authority and provides advanced written notice thereof to Alibaba together with reasonable details regarding such determination; or

(iii)                               Purchaser and Alibaba agree (acting reasonably), that the Acquired Purchaser Subsidiary’s applying for and owning such Intellectual Property Rights would be necessary or appropriate to avoid involving Alibaba in any regulatory investigation, examination or other procedures undertaken by any Governmental Authority in connection with the acquisition of such Acquired Purchaser Subsidiary that would increase Alibaba’s legal risks or exposures, or otherwise adversely impacting the interests of Alibaba.

For clarity, all Patents applied for and owned by an Acquired Purchaser Subsidiary pursuant to this Section 4.4(g) shall constitute (i) Alipay-Retained IP for purposes of this Amended IPLA, and be subject to the licenses, immunities and other rights granted by Purchaser and its Subsidiaries pursuant to Section 2.7(a) of this Amended IPLA and (ii) Purchaser Licensed Patents (as defined in the Cross-License Agreement) for purposes of the Cross-License Agreement, and be subject to the licenses and other rights granted by Purchaser and its Subsidiaries thereunder.

Section 4.5                                    Alipay Materials.  As between Alibaba and Alipay, Alipay will retain its right, title and interest in and to any Alipay Materials owned by Alipay, including all Intellectual Property Rights of Alipay subsisting therein; provided, however, that Alipay agrees to grant and does hereby grant to Alibaba and any applicable Alibaba Subsidiary a limited, royalty-free, non-exclusive, non-transferable (except to a successor in connection with a merger or consolidation of Alibaba or the applicable Alibaba Subsidiary, or to a transferee in connection with the transfer of all or any substantial portion of the assets of Alibaba) right and license to use such Alipay Materials if and for so long as, and only to the extent, such right and license is necessary in order for Alibaba or any of its Subsidiaries to carry out any obligations pursuant to this Amended IPLA.

ARTICLE V

FEES AND PAYMENT

Section 5.1                                    Royalties and Other Amounts for Licensed IP.

(a)                                 Alipay Royalty. In consideration for the licenses granted pursuant to Article II with respect to Alipay-Related IP owned by Alibaba IT (A50), Alipay-Exclusive IP and Alipay-Related IP owned by Alibaba or any of its other Subsidiaries, Alipay shall incur an obligation to pay, or cause its designated Subsidiary to pay, to Alibaba IT (A50) and/or to Alibaba (as directed by Alibaba), ongoing royalties calculated pursuant to the following formula (the “Alipay Royalty”) in accordance with this Section 5.1(a); provided, however, that Alipay’s obligation to pay Alibaba the Alipay Royalty shall terminate upon the transfer of all of the Alipay-Exclusive IP constituting Remaining Retained IP pursuant to Section 2.2(c) of the Transaction Agreement:

Alipay Royalty = (consolidated revenue of the Alipay Group before taking into account the Alipay Royalty and the New FIG Royalty) multiplied by R1, where

“R1” means a percentage to be agreed between Alipay and Alibaba IT (A50) (and Alibaba, if in its sole discretion it decides to charge a royalty).

(b)                                 New FIG Royalty.  In consideration for the licenses of the New FIG Business-Exclusive IP and New FIG Business-Related IP owned by the Alibaba Group (including any Subsidiary Licensor), Purchaser shall incur an obligation to pay, or cause its designated Subsidiary to pay, to Alibaba or its designated Subsidiary an aggregate fee calculated pursuant to the following formula (the “New FIG Royalty”) in accordance with this Section 5.1(b), provided, however, that Purchaser’s obligation to pay Alibaba the New FIG Royalty shall terminate upon the transfer of all of the New FIG Business-Exclusive IP constituting Remaining Retained IP pursuant to Section 2.2(c) of the Transaction Agreement:

New FIG Royalty = (consolidated pre-tax income (after excluding any minority interest income and any initial gain or loss recognized upon entering into the Transaction Documents or consummating the transfers and issuances provided for in the Transaction Agreement, and any subsequent amortization of deferred charges or income resulting from such gain or loss) of the New FIG Business, as conducted by Purchaser Group other than the Alipay Group, before taking into account the New FIG Royalty) multiplied by R2, where

“R2” means a percentage to be agreed between Purchaser and Alibaba and at Alibaba’s election, its Subsidiaries, if in its sole discretion it decides to charge a royalty.

Section 5.2                                    Royalty Reporting and Payment Terms.

(a)                                 Within ninety (90) days after the end of each fiscal year of the Payor in which any Funded Amount was due, the Payor shall provide to Alibaba and Alibaba IT (A50) (a) a report detailing with reasonable specificity the basis for the New FIG Royalty and Alipay Royalty payments, (b) true and complete income statements of the revenues and expenses of the Purchaser Group (including separate income statements for the Alipay Group) reflecting the consolidated pre-tax income of the Purchaser Group and Alipay Group during the applicable fiscal year, and (c) such additional information as Alibaba or Alibaba IT (A50) may reasonably request describing and further evidencing the calculation of the Alipay Royalty and/or New FIG Royalty payments.  The Payor shall pay all amounts due under this Amended IPLA in Renminbi or such other mutually agreed currency in the manner to be further agreed by the Parties.

(b)                                 The Alipay Royalty and New FIG Royalty shall be paid by Alipay or Purchaser, as applicable, to Alibaba or its designated Subsidiary at such times as an obligation to fund any Funded Amounts has accrued pursuant to Section 2.6(b)(i) and Section 2.6(b)(ii) of the Transaction Agreement, in such amounts agreed by Purchaser and the Alibaba Independent Committee pursuant to Section 2.6(b)(i) and 2.6(b)(ii) of the Transaction Agreement as needed to fund the Funded Amounts; provided that in no event shall such payments exceed the amount of the obligation to fund any Funded Amount at such time, minus the amounts actually funded with respect to such Funded Amounts by or on behalf of Purchaser pursuant to the other funding methods contemplated under Section 2.6(b)(i) and 2.6(b)(ii) of the Transaction Agreement or otherwise mutually agreed to by Alibaba and Purchaser.  Subject to this Section 5.2, upon the termination of this Amended IPLA, any and all obligations of the Purchaser or Alipay or any of their respective Affiliates to pay the Alipay Royalty and the New FIG Royalty, including any amounts that have been incurred, have accrued or have otherwise become payable prior to such termination, shall be terminated and cancelled without any further obligation or liability pursuant to this Agreement.  Notwithstanding the foregoing, Purchaser’s and Alipay’s (and their respective Affiliates’) obligations hereunder to pay any amounts of the Alipay Royalty and New FIG Royalty that have been incurred, have accrued or have otherwise become payable prior to such termination shall survive any termination of this Amended IPLA with respect to, and to the extent of, any Funded Amounts that Purchaser has incurred an obligation to pay in accordance with Section 2.6(b) of the Transaction Agreement prior to such termination (even if not required to be paid until after such termination), including any Funded Amount Shortfall, in each case to the extent necessary to fulfill such Funded Amounts or Funded Amounts Shortfall (as defined in the Transaction Agreement) that remain outstanding and unpaid following the termination of this Amended IPLA as agreed by Purchaser and the Alibaba Independent Committee pursuant to Section 2.6(b)(i) and 2.6(b)(ii) of the Transaction Agreement.

(c)                                  Notwithstanding anything to the contrary set forth in this Article V or the Transaction Agreement, to the extent Purchaser and/or Alipay (or their respective Affiliates) have incurred any obligation to pay any Software Technology Services Fee (as defined in the 2014 IPLA), Alipay Royalty or New FIG Royalty pursuant to the terms and conditions of 2014 IPLA (including pursuant to any Providers Addendum entered into in connection with the 2014 IPLA) prior to the Amendment Date, including any such payments that have accrued or otherwise become payment prior to the Amendment Date but which remain unfulfilled as of the Amendment Date, Alipay’s or the applicable Payor’s obligation to pay such Software Technology Services Fee, Alipay Royalty or New FIG Royalty, as applicable, shall continue to be governed by, and paid by Alipay or the applicable Payor(s) to Alibaba IT (A50) and/or to Alibaba (as directed by Alibaba) pursuant to the terms and conditions of, the 2014 IPLA, and the terms of Article V of the 2014 IPLA shall remain in force and effect following the Amendment Date solely with respect to the fulfillment of such unfulfilled obligations.  Alibaba and Purchaser agree to cooperate in good faith to fulfill any such outstanding obligations and pay such amounts as soon as is reasonably practicable following the Amendment Date, provided that Alipay and/or the applicable Payor(s) shall pay any such unfulfilled payment obligations in full within ninety (90) days following the Amendment Date.  For the avoidance of doubt, any such obligation of Alipay and/or Purchaser to pay any Software Technology Services Fee, Alipay Royalty or New Fig Royalty accruing prior to the Amendment Date shall be actually paid by Alipay and/or the applicable Payor(s) to Alibaba IT (A50), Alibaba and/or any other designated Subsidiary of Alibaba, and not used to satisfy any obligation of Purchaser to fund any Funded Amounts pursuant to Section 2.6(b)(i) and Section 2.6(b)(ii) of the Transaction Agreement.

Section 5.3                                    Taxes.  Subject to Section 2.6(b)(iii) of the Transaction Agreement, each Party and the Payor shall bear the taxes applicable to it in connection with this Amended IPLA, including but not limited to turnover tax, business tax, value-added tax, income tax, profits tax or other taxes.

Section 5.4                                    Books and Records; Audit Rights.

(a)                                 Purchaser and the other members of the Purchaser Group shall each maintain (and cause to be maintained) complete and accurate books and records, in accordance with International Financial Reporting Standards, for the purpose of supporting and documenting the Alipay Royalty and New FIG Royalty payable hereunder, and as otherwise reasonably necessary to confirm Purchaser’s and Payor’s compliance with the terms and conditions of this Amended IPLA.  All such books and records will be retained at each respective company’s, or its applicable Subsidiary’s, principal place of business for a period of at least three (3) years after the payments to which they pertain have been made.  The relevant books and records of the Purchaser Group will be open for inspection and audit during such three (3) year period for the purpose of verifying the accuracy of the payments and charges made hereunder.

(b)                                 Upon reasonable advance written request of Alibaba to Purchaser, the Parties shall conduct, no more than once per fiscal year a joint audit of the consolidated financials of Purchaser and the other members of the Purchaser Group for the purposes of calculating the Alipay Royalty and New FIG Royalty. The auditor for such audit will be Ernst & Young or another internationally recognized auditor agreed to by the Parties (Ernst & Young or such other agreed auditor, the “Auditor”), and the Auditor shall generate a reasonably detailed report, sufficient to document the accuracy of the applicable payments and charges made by Purchaser or the Payor, and any over- or under-payments or charges.  The report will be simultaneously provided to Purchaser and Alibaba.

(c)                                  If any audit discloses a shortfall in Alipay Royalty and New FIG Royalty payments made during the period audited, Purchaser or the Payor shall incur an obligation to pay to Alibaba IT (A50) or Alibaba (as directed by Alibaba) such underpaid amounts in accordance with Section 5.2.

(d)                                 If any audit discloses that Purchaser or the Payor overpaid the Alipay Royalty and New FIG Royalty during the period audited, Alibaba IT (A50) or Alibaba shall credit the excess amount against the amounts of the Alipay Royalty and New FIG Royalty which the Payor then has an obligation to pay to Alibaba IT (A50) or Alibaba.

(e)                                  Each entity’s books and records for any applicable period may be audited or investigated only once, provided that in the event any such audit or investigation reveals an underpayment of Alipay Royalty and New FIG Royalty hereunder, Alibaba or Purchaser may, in its discretion, conduct one (1) additional audit or investigation of such entity’s books and records, according to the procedures set forth in this Section 5.4, in the twelve (12) months following the audit or investigation that revealed the underpayment or miscalculation.  For clarity, neither Party nor its Subsidiaries shall be required to disclose to the other, or its auditors, pursuant to this Section 5.4, any Source Code, any materials or information protected by attorney client, work product or similar privileges, or any information that the other Person or its auditors or investigators, as the case may be, is not permitted to access pursuant to applicable Law.  Before beginning its investigation, the Auditor shall execute a confidentiality agreement with Purchaser or other applicable members of the Purchaser Group that (A) limits the disclosure to Alibaba IT (A50) or Alibaba of information obtained by the firm as part of the audit or investigation, to the results of the audit or investigation, the determinations of the firm in connection therewith, and the basis for such determinations, but (B) does not permit the disclosure to Alibaba IT (A50) or Alibaba of any Personal Information, any Source Code or information that Alibaba IT (A50) or Alibaba is not permitted to access in accordance with this Amended IPLA pursuant to applicable Law.

Section 5.5                                    Disputed Royalty or Charges.  In the event Alibaba and Purchaser, or their applicable Subsidiaries, after reasonable consultation between representatives of each Party, cannot agree on the proper amounts to be paid and/or credited between Purchaser or Payor and Alibaba IT (A50) or Alibaba, after conducting any audit as described in Section 5.4, the dispute will be finally settled in accordance with the dispute resolution procedures set forth in Section 15.6.

Section 5.6                                    Alibaba Independent Committee.  Alibaba shall elect to have the Auditor conduct a joint audit, and shall exercise Alibaba’s and Alibaba IT’s (A50) other rights under this Article V, if and to the extent so requested by the Alibaba Independent Committee.

ARTICLE VI

INTELLECTUAL PROPERTY PROSECUTION AND ENFORCEMENT

Section 6.1                                    IP Prosecution and Registration.

(a)                                 Alibaba shall have the sole control and discretion over the filing for, prosecution and maintenance of any Alipay-Related IP and New FIG Business-Related IP.

(b)                                 Alibaba shall have the first right, at its option, but subject to the exceptions set forth in Section 6.1(c), to control at its own expense the filing for, and prosecution and maintenance of, any Alipay-Exclusive IP or New FIG Business-Exclusive IP (“Alipay-Exclusive Prosecution Function”).  For so long as there are personnel employed or engaged by Alibaba or its Subsidiaries (or operating under the management or supervision of a manager or supervisor employed or engaged by Alibaba or its Subsidiaries) who have responsibility for patent applications, domain name registrations, and/or trademark registrations of Purchaser or its Subsidiaries, or that comprise Alipay-Exclusive IP or New FIG Business-Exclusive IP (as the Parties acknowledge to be the case as of the Amendment Date), such personnel will (i) continue to have access to the prosecution files and docket system to review the status of any filings for, and prosecution of, the Alipay-Exclusive IP and the New FIG Business-Exclusive IP and (ii) have the responsibility and an obligation to raise with Purchaser or its designated Subsidiary and Alibaba any objections to the manner in which any Alipay-Exclusive IP or New FIG Business-Exclusive IP is being handled, including whether and how any Alipay-Exclusive Patents, New FIG Business-Exclusive Patents, Alipay-Exclusive Domain Names, New FIG Business-Exclusive Domain Names, Alipay-Exclusive Trademarks or New FIG Business-Exclusive Trademarks are being filed for, prosecuted and/or maintained.  Alibaba shall, at Purchaser’s or its designated Subsidiary’s request and at reasonable intervals, provide Purchaser or its designated Subsidiary with information reasonably requested by Purchaser or its designated Subsidiary regarding the status of filing, prosecution and maintenance of any Alipay-Exclusive Patents, New FIG Business-Exclusive Patents, Alipay-Exclusive Domain Names, New FIG Business-Exclusive Domain Names, Alipay-Exclusive Trademarks or New FIG Business-Exclusive Trademarks, or allow appropriate personnel of Purchaser or its designated Subsidiary to directly access such information (in either event, permitting the appropriate personnel of Purchaser or its designated Subsidiary or their outside counsel reasonable access to the files, or copies of the files, of the Alipay-Exclusive Patents, New FIG Business-Exclusive Patents, Alipay-Exclusive Domain Names, New FIG Business-Exclusive Domain Names, Alipay-Exclusive Trademarks and New FIG Business-Exclusive Trademarks) and considering, in good faith, any suggestions or recommendations such personnel or counsel may have with respect to the conduct of the prosecution and maintenance of such Alipay-Exclusive Patents, New FIG Business-Exclusive Patents, Alipay-Exclusive Domain Names, New FIG Business-Exclusive Domain Names, Alipay-Exclusive Trademarks and New FIG Business-Exclusive Trademarks.

(c)                                  The Parties acknowledge that (i) on or about April 1, 2015, Purchaser or a designated Subsidiary established its own Intellectual Property Rights group capable of handling the filing for, or prosecution or maintenance of, patent applications, domain names, and/or trademark registrations (“IP Function Separation”) and (ii) notwithstanding the IP Function Separation, Purchaser has requested that Alibaba continue to assume certain responsibilities for the Alipay-Exclusive Prosecution Function.  The Parties acknowledge that if the Parties agree, after the Amendment Date, to authorize Purchaser or its designated Subsidiary to take actions in the name of Alibaba or its Affiliates in connection with the Alipay-Exclusive Prosecution Function, such process and procedures will include reasonable protections for Alibaba and its Affiliates.

(d)                                 In consideration of Purchaser’s determination not to assume responsibility for the Alipay-Exclusive Prosecution Function, Alibaba will (i) at Purchaser’s or its designated Subsidiary’s request, at reasonable intervals, provide Purchaser or its designated Subsidiary with information reasonably requested by Purchaser or its designated Subsidiary regarding the status of filing, prosecution and maintenance of any Alipay-Exclusive Patents, New FIG Business-Exclusive Patents, Alipay-Exclusive Domain Names, New FIG Business-Exclusive Domain Names,  Alipay-Exclusive Trademarks or New FIG Business-Exclusive Trademarks, or (ii) allow appropriate personnel of Purchaser or its designated Subsidiary to access such information (e.g., through access to Alibaba’s docket).  If personnel of Purchaser or its designated Subsidiary do not have such access, and Alibaba then elects to abandon, dedicate to the public, or otherwise allow to lapse any Alipay-Exclusive Patent, New FIG Business-Exclusive Patent, Alipay-Exclusive Domain Name, New FIG Business-Exclusive Domain Name, Alipay-Exclusive Trademark or New FIG Business-Exclusive Trademark, Alibaba shall use commercially reasonable efforts to notify Purchaser or its designated Subsidiary of such election, and Purchaser or its designated Subsidiary shall then have the right, at Alibaba’s election, (i) to undertake the prosecution and maintenance of such Alipay-Exclusive Patent, New FIG Business-Exclusive Patent, Alipay-Exclusive Domain Name, New FIG Business-Exclusive Domain Name, Alipay-Exclusive Trademark or New FIG Business-Exclusive Trademark, at Purchaser’s or its designated Subsidiary’s own expense, in the name of Alibaba, or (ii) to receive an assignment to Purchaser or its designated Subsidiary, subject to Section 2.7(a), of Alibaba’s entire right, title and interest in and to such Alipay-Exclusive Patent, New FIG Business-Exclusive Patent, Alipay-Exclusive Domain Name, New FIG Business-Exclusive Domain Name, Alipay-Exclusive Trademark or New FIG Business-Exclusive Trademark, together with the right to recover any damages for past infringement of any such Alipay-Exclusive Patent or New FIG Business-Exclusive Patent.  If Alibaba elects to allow Purchaser or its designated Subsidiary to prosecute an Alipay-Exclusive Patent, New FIG Business-Exclusive Patent, Alipay-Exclusive Domain Name, New FIG Business-Exclusive Domain Name, Alipay-Exclusive Trademark or New FIG Business-Exclusive Trademark in the name of Alibaba, such prosecution shall be subject to Alibaba’s approval, which approval shall not be unreasonably withheld.  In any event, Purchaser or its designated Subsidiary shall, at Alibaba’s reasonable request, provide Alibaba with reasonable information regarding the status of any applications or registrations for which Purchaser or its designated Subsidiary has undertaken the prosecution or maintenance or which Alibaba has assigned to Purchaser or its designated Subsidiary.  Until such time as Alibaba elects to abandon, dedicate to the public, or otherwise allow to lapse any Alipay-Exclusive Patent, New FIG Business-Exclusive Patent, Alipay-Exclusive Domain Name, New FIG Business-Exclusive Domain Name, Alipay-Exclusive Trademark or New FIG Business-Exclusive Trademark, Alibaba will, at Purchaser’s or its designated Subsidiary’s reasonable request, use commercially reasonable efforts to include notifications in its applicable Intellectual Property dockets, and to instruct its outside counsel responsible for Intellectual Property prosecution to include in its applicable Intellectual Property dockets maintained on behalf of Alibaba, that no Alipay-Exclusive Patent, New FIG Business-Exclusive Patent, Alipay-Exclusive Domain Name, New FIG Business-Exclusive Domain Name, Alipay-Exclusive Trademark or New FIG Business-Exclusive Trademark expressly identified as such in the applicable docket should be abandoned, dedicated to the public or otherwise allowed to lapse without providing advanced notice to Purchaser or its designated Subsidiary.

(e)                                  Notwithstanding the foregoing, no failure of Alibaba to provide to Purchaser or its designated Subsidiary any notice or other information contemplated, or of Alibaba or its outside counsel to include any notifications in any Intellectual Property docket pursuant to this Article VI shall create any liability on the part of Alibaba or any of its Affiliates in excess of Twenty-Five Thousand United States Dollars (US$25,000) per patent or patent application, not to exceed One Hundred Twenty Five Thousand United States Dollars (US$125,000) per patent family.

Section 6.2                                    Patent Enforcement.  Alibaba will have the sole control and discretion over the enforcement or defense of any Alipay-Related Patent and New FIG Business-Related Patent.  In the event that Purchaser or its designated Subsidiary reasonably believes that any Alipay-Exclusive Patent or New FIG Business-Exclusive Patent is being infringed by a third Person, Purchaser or its designated Subsidiary shall promptly notify Alibaba in writing, or in the event that a declaratory judgment action is brought against Purchaser or any of its Subsidiaries with respect to an Alipay-Exclusive Patent or New FIG Business-Exclusive Patent (or a reexamination request or post-grant challenge is filed against an Alipay-Exclusive Patent or New FIG Business-Exclusive Patent), it shall promptly notify Alibaba in writing.

(a)                                 As between the Parties hereto, Alibaba shall have the initial right (but not the obligation) to control the enforcement of the Alipay-Exclusive Patents and New FIG Business-Exclusive Patents, or defend any declaratory judgment action against Purchaser or any of its Subsidiaries (or reexamination request or post-grant challenge) with respect thereto (each, for purposes of this Section 6.2, an “Enforcement Action”).  All recoveries obtained by Alibaba from an Enforcement Action pursuant to this Section 6.2(a) will be first used to reimburse Alibaba for its out-of-pocket litigation expenses (including but not limited to any attorneys’ fees and court costs) in connection with the Enforcement Action and one hundred percent (100%) of any remaining recoveries will go to Purchaser or its designated Subsidiary.  For clarity, any such recoveries shall be included in the consolidated pre-tax income of the Purchaser Group for the applicable fiscal year in which they are accrued, and shall be taken into consideration in the calculation of the Alipay Royalty and New FIG Royalty pursuant to Article V.  At the request of Purchaser or its designated Subsidiary, Alibaba shall keep Purchaser or its designated Subsidiary reasonably informed of the progress of any such Enforcement Action brought or defended by Alibaba pursuant to this Section 6.2(a).

(b)                                 In the event that Alibaba does not initiate an Enforcement Action to enforce the Alipay-Exclusive Patents or New FIG Business-Exclusive Patents against a commercially significant infringement by a third Person in the field of the FIG Holdco Business (“Qualifying Infringement”), within ninety (90) days after a formal, written request by Purchaser or its designated Subsidiary to initiate such Enforcement Action, Alipay or its designated Subsidiary (in the case of an Alipay-Exclusive Patent) or Purchaser or its designated Subsidiary (in the case of a New FIG Business-Exclusive Patent) may initiate an Enforcement Action against such infringement.  In the event that Alibaba does not promptly undertake, at Alibaba’s expense, the defense of a declaratory judgment action against Purchaser or any of its Subsidiaries (or a reexamination request or post-grant challenge) with respect to any of the Alipay-Exclusive Patents or New FIG Business-Exclusive Patents, Alipay or its designated Subsidiary (in the case of an Alipay-Exclusive Patent) or Purchaser or its designated Subsidiary (in the case of a New FIG Business-Exclusive Patent) shall have the right to do so at its own expense.  Alipay or its designated Subsidiary or Purchaser or its designated Subsidiary, as applicable, must consult with Alibaba prior to initiating any Enforcement Action or defending any declaratory judgment action (or reexamination) pursuant to this Section 6.2(b) with respect to an Alipay-Exclusive Patent or New FIG Business-Exclusive Patent, and shall not assert any Alipay-Exclusive Patent or New FIG Business-Exclusive Patent against any third Person if, in the written opinion of outside patent counsel mutually agreed to by the Parties, it is more likely than not that such third Person is not infringing the Alipay-Exclusive Patent or New FIG Business-Exclusive Patent in the field of the FIG Holdco Business.  Alibaba shall have the right (but not the obligation) to cooperate, at Alipay’s or its designated Subsidiary’s expense or Purchaser’s or its designated Subsidiary’s expense, in any Enforcement Action initiated or defended by Alipay or its designated Subsidiary or Purchaser or its designated Subsidiary under this Section 6.2(b) (including joining such Enforcement Action as a party plaintiff if necessary or desirable for initiation or continuation of such Enforcement Action) and shall have the right (but not the obligation) to participate and be represented in any such Enforcement Action with counsel of its choice at Alibaba’s own expense.  In any event, Alipay or its designated Subsidiary or Purchaser or its designated Subsidiary shall keep Alibaba reasonably informed of the progress of any such Enforcement Action initiated or defended by Alipay or its designated Subsidiary or Purchaser or its designated Subsidiary pursuant to this Section 6.2(b) and, upon Alibaba’s request, shall seek Alibaba’s input on any substantive submissions or positions it takes in the litigation regarding the scope, validity and enforceability of the Alipay-Exclusive Patents and New FIG Business-Exclusive Patents.  Alipay or its designed Subsidiary or Purchaser or its designated Subsidiary, as applicable, shall have the right to enter into an agreement in settlement of any Enforcement Action brought or defended pursuant to this Section 6.2(b), including the grant of a license within the field of the Alipay Business (in the case of an Alipay-Exclusive Patent) or New FIG Business (in the case of a New FIG Business-Exclusive Patent), but shall not enter into any settlement agreement which would impose any obligation or cost on, or otherwise adversely affect, Alibaba or any of its Subsidiaries (for clarity, for purposes or the foregoing, the Parties acknowledge that a non-exclusive license consistent with this Amended IPLA that is granted to the defendant in any such Enforcement Action shall not be regarded as adversely affecting Alibaba or its Subsidiaries), or make any admission relating to the validity or enforceability of any Alipay-Exclusive Patents or New FIG Business-Exclusive Patents, without the prior written consent of Alibaba, such consent not to be unreasonably withheld or delayed.  All recoveries obtained by Purchaser or its designated Subsidiary from an Enforcement Action pursuant to this Section 6.2(b) will be first used to reimburse Alibaba for its out-of-pocket litigation-related expenses (including reasonable attorneys’ fees and court costs) in connection with the Enforcement Action and any remaining recoveries will be retained one hundred percent (100%) by Purchaser and/or its Subsidiaries (as designated by Purchaser) and included in the consolidated pre-tax income of the Purchaser Group in the fiscal year in which such recoveries are accrued.

(c)                                  Notwithstanding anything set forth in Section 6.2(b), Alibaba may, in its sole discretion, refuse to cooperate with Alipay or its designated Subsidiary or Purchaser or its designated Subsidiary in connection with, or otherwise participate in, any Enforcement Action (“Right of Refusal”), and Alipay or its designated Subsidiary or Purchaser or its designated Subsidiary shall not seek to join Alibaba or any Alibaba Subsidiary as a party in any Enforcement Action.  In the event Alibaba exercises its Right of Refusal with respect to any Alipay-Exclusive Patents or New FIG Business-Exclusive Patents, then, upon Alipay’s or its designated Subsidiary’s or Purchaser’s or its designated Subsidiary’s written request, Alibaba agrees to cooperate with Alipay or designated Subsidiary or Purchaser or its designated Subsidiary to determine if the assignment of any Alipay-Exclusive Patent or New FIG Business-Exclusive Patent to Alipay or its designated Subsidiary, or to Purchaser or its designated Subsidiary, as applicable, or waiver of Alibaba’s right to enforce the subject Alipay-Exclusive Patent or New FIG Business-Exclusive Patent would be necessary for the purposes of Alipay or its designated Subsidiary or Purchaser or its designated Subsidiary to pursue or defend the applicable Enforcement Action.  If Alibaba and Alipay or its designated Subsidiary, or Purchaser or its designated Subsidiary, determine that such an assignment of any Alipay-Exclusive Patent(s) or New FIG Business-Exclusive Patent(s), as applicable, or waiver of Alibaba’s rights is necessary, then Alibaba will elect, in its sole discretion and subject to the unanimous approval of the Alibaba Independent Committee as to which option to elect:  (i) to join in the applicable Enforcement Action, (ii) file appropriate papers with the applicable court confirming that it waives its rights to enforce the applicable Alipay-Exclusive Patent or New FIG Business-Exclusive Patent and agrees that Alipay or its designated Subsidiary or Purchaser or its designated Subsidiary may enforce such Alipay-Exclusive Patent or New FIG Business-Exclusive Patent, as applicable, or (iii) to assign to Alipay or its designated Subsidiary, or to Purchaser or its designated Subsidiary, as applicable, at Alibaba’s sole cost and expense and subject to Section 2.7(a), Alibaba’s entire right, title and interest in and to such Alipay-Exclusive Patent(s) or New FIG Business-Exclusive Patent(s), together with the right to recover any damages for past infringement of such Alipay-Exclusive Patent(s) or New FIG Business-Exclusive Patent(s).  For clarity, any Alipay-Exclusive Patent or New FIG Business-Exclusive Patent assigned to Alipay or its designated Subsidiary, or to Purchaser or its designated Subsidiary, pursuant to this Section 6.2(c) will constitute Alipay-Retained IP licensed to Alibaba and its Subsidiaries pursuant to Section 2.7(a).

ARTICLE VII

WARRANTIES

Section 7.1                                    Alipay-Exclusive IP and New FIG Business-Exclusive IP Warranty.   Purchaser represents and warrants to Alibaba as of the Amendment Date that (a) the Stage 1 Retained IP and each of the Alipay-Exclusive Copyrights (including the Alipay-Exclusive Software and Alipay-Exclusive Other Materials) set forth in Exhibit A, the Alipay-Exclusive Domain Names set forth in Exhibit B, the New FIG Business-Exclusive Domain Names set forth in Exhibit I, the Alipay-Exclusive Trademarks set forth in Exhibit D and the New FIG Business-Exclusive Trademarks set forth in Exhibit K, in each case, is exclusively used in and relates solely to the Alipay Business or the New FIG Business, as applicable, as conducted by Alipay and its Subsidiaries or by Purchaser and its Subsidiaries (other than Alipay and its Subsidiaries), as applicable, and is not used in, or necessary for use by, Alibaba or its Affiliates in connection with the conduct of the Alibaba Business, and (b) each of the Alipay-Exclusive Patents set forth in Exhibit C and the New FIG Business-Exclusive Patents set forth in Exhibit J is based solely on inventions made solely by employees or contractors of Alipay IT Company (Z53), Alipay Software Ltd. (Z52), Purchaser or Purchaser’s Subsidiaries.

Section 7.2                                    Warranty Disclaimer.  ALIBABA AND THE RELEVANT ALIBABA SUBSIDIARIES HEREBY DISCLAIM ALL WARRANTIES, REPRESENTATIONS OR CONDITIONS OF ANY KIND, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE AND NONINFRINGEMENT.  WITHOUT LIMITATION TO THE GENERALITY OF THE FOREGOING, THE LICENSED IP IS LICENSED BY ALIBABA AND THE RELEVANT ALIBABA SUBSIDIARIES TO ALIPAY, ALIPAY SUBSIDIARIES, PURCHASER AND PURCHASER SUBSIDIARIES, AND THE SOFTWARE TECHNOLOGY SERVICES AND RELATED WORK PRODUCT PROVIDED UNDER THE 2014 IPLA WERE PROVIDED, IN EACH CASE, “AS IS,” WITHOUT WARRANTY OF ANY KIND, AND SHALL NOT BE SUBJECT TO ANY STANDARDS, SERVICE LEVELS, REVIEWS, MODIFICATIONS OR ACCEPTANCE CRITERIA OF ANY KIND UNLESS OTHERWISE EXPRESSLY AGREED BY THE PARTIES IN WRITING.

ARTICLE VIII

INDEMNIFICATION

Section 8.1                                    Purchaser Indemnification of Alibaba.  Purchaser agrees on behalf of itself and its Subsidiaries, to defend, indemnify, and hold harmless Alibaba, the Alipay IP/Technology Provider, and Alibaba’s other Affiliates, and each of their respective directors, officers, employees, representatives and agents (the “Alibaba Indemnitees”) from and against any and all claims, actions, causes of action, judgment, awards, liabilities, losses, costs or damages (including reasonably attorneys’ fees and expenses) (collectively, “Losses”) arising out of or relating to any claim by any third Person arising out of or relating to Purchaser’s and/or the Purchaser Subsidiaries’ use of, or the exercise of its rights in and to, the Licensed IP, the Stage 1 Retained IP and the SME Loan Know-How.  For clarity, the Parties acknowledge that to the extent that a claim arises out of or relates to the Services (as defined in the Commercial Agreement) provided to Alibaba or its Subsidiaries under the Commercial Agreement, the indemnification provisions of the Commercial Agreement (rather than this Section 8.1) shall apply.

Section 8.2                                    Indemnification Procedures.

(a)                                 Promptly after receipt by Alibaba of notice of the commencement or threatened commencement of any action, suit, proceeding, claim, arbitration, investigation or litigation, whether civil or criminal, at Law or in equity, made or brought by a third Person (each a “Third Party Claim”), in respect of which Alibaba will seek indemnification pursuant to Section 8.1, Alibaba shall notify Purchaser of such Third Party Claim in writing.  No failure to so notify Purchaser shall relieve it of its obligations under this Amended IPLA, except to the extent that it can demonstrate that it was materially prejudiced by such failure.

(b)                                 Purchaser shall have thirty (30) days after receipt of notice to elect, at its option, to assume and control the defense of, at its own expense and by its own counsel, any such Third Party Claim, and shall be entitled to assert any and all defenses available to Alibaba, Alibaba’s Subsidiaries, including the Alipay IP/Technology Provider to the fullest extent permitted under applicable Law; provided, however, that Purchaser shall have no right to assume and control, and Alibaba shall at all times remain in sole control of (including selecting counsel), the defense of any Third Party Claim related to taxes.  If Purchaser shall undertake to compromise or defend any such Third Party Claim, it shall promptly, but in any event within ten (10) days of the receipt of notice from Alibaba of such Third Party Claim, notify Alibaba of its intention to do so, and Alibaba shall cooperate fully with Purchaser and its counsel in the compromise of, or defense against, any such Third Party Claim; provided, however, that (A) Purchaser shall not settle, compromise or discharge, with respect to, any such Third Party Claim without Alibaba’s prior written consent (which consent shall not be unreasonably withheld, delayed, or conditioned) and (B) Purchaser shall not admit any liability with respect to any such Third Party Claim without Alibaba’s prior written consent (which consent shall not be unreasonably withheld, delayed, or conditioned).

(i)            Notwithstanding an election by Purchaser to assume the defense of any Third Party Claim, Alibaba and/or the applicable member of the Alibaba Indemnitees shall have the right to employ separate counsel and to participate in the defense of such Third Party Claim, and Purchaser shall bear the reasonable fees, costs and expenses of such separate counsel if (1) Alibaba shall have determined in good faith that an actual or potential conflict of interest makes representation by the same counsel or the counsel selected by Purchaser inappropriate, or (2) Purchaser shall have authorized Alibaba to employ separate counsel at Purchaser’s expense.

(ii)           Alibaba, Purchaser, and their respective counsel shall cooperate in the defense of any Third Party Claim subject to Section 8.1, keep such persons informed of all developments relating to any such Third Party Claims, and provide copies of all relevant correspondence and documentation relating thereto, except as necessary to preserve attorney-client, work product and other applicable privileges.  All reasonable costs and expenses incurred in connection with Alibaba’s cooperation shall be borne by Purchaser.  In any event, Alibaba and/or the applicable member of the Alibaba Indemnitees shall have the right at its own expense to participate in the defense of such asserted liability.

(c)           If Purchaser does not elect to defend a Third Party Claim pursuant to Section 8.2(b), or does not defend such Third Party Claim in good faith, Alibaba and/or the Alipay IP/Technology Provider or Alibaba Affiliate shall have the right, in addition to any other right or remedy it may have hereunder, at Purchaser’s expense, to defend such Third Party Claim; provided, however, that Alibaba and/or the Alipay IP/Technology Provider or Alibaba Affiliate shall not settle, compromise or discharge, or admit any liability with respect to, any such Third Party Claim without Purchaser’s prior written consent, which consent shall not be unreasonably withheld, delayed, or conditioned.

ARTICLE IX

CONFIDENTIALITY

Section 9.1            Confidential Information.  Each Party (the “Receiving Party”) shall use the same standard of care to prevent the public disclosure and dissemination of the Confidential Information of the other Party or its Subsidiaries (the “Disclosing Party”) as the Receiving Party uses to protect its own comparable Confidential Information.  “Confidential Information” of a Party means confidential, non-public marketing plans, product plans, business strategies, financial information, forecasts, Personal Information, Highly Sensitive Information, customer lists and customer data, technical documents and information and any similar confidential, non-public materials and information, regarding such Party and its Affiliates, or their representatives or customers, disclosed by the Disclosing Party to the Receiving Party under or in connection with the IPLA or this Amended IPLA, whether orally, electronically, in writing, or otherwise, including copies thereof, in each case to the extent expressly marked in writing as “Confidential,” or, if disclosed orally, identified as confidential at the time of disclosure and set forth or summarized in a written document expressly marked as “Confidential” delivered to the Receiving Party no later than thirty (30) days after the date of the initial oral disclosure thereof, or, if not so marked or identified as “Confidential,” shall nevertheless be regarded as Confidential Information if a reasonable person under the circumstances would know the information is considered confidential by the Disclosing Party.  Confidential Information of Alibaba includes the Source Code of the Alipay-Exclusive Software and the Source Code and Object Code of the Alipay-Related Software.  Notwithstanding the foregoing, (a) Confidential Information may be disclosed on an as needed basis to personnel or subcontractors (in the case of Purchaser, solely to Permitted Subcontractors) of the Receiving Party and its Subsidiaries solely as and to the extent required for the purpose of fulfilling the Receiving Party’s obligations or exercising the Receiving Party’s rights under any Transaction Document (including, in the case Alibaba and its Subsidiaries, its rights to contract with other Persons for the procurement by Alibaba or its Subsidiaries of services comparable to the Services (as defined in the Commercial Agreement)), (b) Confidential Information may be disclosed and used as expressly permitted pursuant to the Data Sharing Agreement with respect to Contributed Data (as defined in the Data Sharing Agreement), and (c) nothing in this Section 9.1 shall be deemed to prevent Purchaser and its Subsidiaries from engaging in the FIG Holdco Business or Alibaba and its Subsidiaries from engaging in the business of Alibaba and its Subsidiaries or otherwise preventing Purchaser or Alibaba and their respective Subsidiaries from exercising their rights in and to the Licensed IP, Alipay-Retained IP or Alipay Non-Core IP.  Nonetheless, each Receiving Party (x) shall, except as expressly permitted by the Data Sharing Agreement with respect to Contributed Data (as defined in the Data Sharing Agreement), limit the disclosure of the Disclosing Party’s Confidential Information to third Persons to what is necessary for a reasonable purpose in the conduct of the business of the Receiving Party (including its Subsidiaries), and (y) Alibaba and its Subsidiaries shall not disclose any Highly Sensitive Information to any third Persons, except as expressly permitted in the Data Sharing Agreement with respect to Contributed Data (as defined in the Data Sharing Agreement), or with respect to user data to the extent that (i) disclosure of such user data is required for the purpose of engaging a third Person to provide services comparable to the Services (as defined in the Commercial Agreement) (provided that such third Person shall not use such user data for any other purpose), (ii) disclosure of such user data to such third Person in accordance with this Amended IPLA does not violate applicable Law, and (iii) disclosure of such user data to such third Person in accordance with this Amended IPLA does not violate the terms of use or terms of service under which such data was collected.  Each Receiving Party shall take all reasonable steps to ensure that any such Confidential Information disclosed to any personnel or subcontractors in accordance with this Section 9.1 is treated as confidential by the personnel, Subsidiary Sublicensees, Permitted Subcontractors, and Alipay End Users to whom it is disclosed, and shall require the foregoing to enter into an agreement which imposes confidentiality obligations no less protective of the Confidential Information than those imposed under this Amended IPLA.

Section 9.2            Permitted Disclosures.  The provisions of this Article IX shall not apply to any Confidential Information which:  (a) is or becomes commonly known within the public domain other than by breach of this Amended IPLA or any other agreement that the Disclosing Party has with any Person; (b) is obtained from a third Person who is lawfully authorized to disclose such information free from any obligation of confidentiality; (c) is independently developed without reference to or use of any Confidential Information of the Disclosing Party; or (d) is rightfully known to the Receiving Party without any obligation of confidentiality prior to its receipt from the Disclosing Party.

Section 9.3            Disclosure in Compliance With Law.  Nothing in this Article IX shall prevent the Receiving Party from disclosing Confidential Information where it is required to be disclosed by judicial, administrative, governmental, or regulatory process in connection with any action, suit, Proceeding or claim, or otherwise by applicable Law; provided, however, that the Receiving Party shall, if legally permitted, give the Disclosing Party prior reasonable notice as soon as possible of such required disclosure so as to enable the Disclosing Party to seek relief from such disclosure requirement or measures to protect the confidentiality of the disclosure.

Section 9.4            Restricted Data.  Notwithstanding anything to the contrary set forth herein, nothing in this Amended IPLA shall require Purchaser or its Subsidiaries to disclose to Alibaba or its Subsidiaries any information, communications or documents that are protected by attorney-client privilege, work product privilege or is protected under similar legal principles in foreign jurisdictions, or Personal Information of any person, or any other information or data where such disclosure would be prohibited by applicable Law, including Laws of Mainland China relating to payment data security or state economic security.

Section 9.5            Confidentiality of the Licensed IP.  In addition to the obligations set forth in Section 9.1 and Section 2.4(c), Purchaser and its Subsidiary Sublicensees shall comply with the obligations set forth in this Section 9.5 with respect to the Alipay-Exclusive Software and Alipay-Related Software.  Purchaser and the Subsidiary Sublicensees shall take reasonable steps, during the Term with respect to Alipay-Exclusive Software, and both during and after the Term with respect to Alipay-Related Software, to ensure that no unauthorized copy, in whole or in part, of the Alipay-Exclusive Software or Alipay-Related Software will be made available to any third Person.  Purchaser and the Subsidiary Sublicensees shall use the Alipay-Exclusive Software and Alipay-Related Software disclosed to each of them hereunder under carefully controlled conditions, shall distribute such Alipay-Exclusive Software and Alipay-Related Software only to each of its respective employees with a need to have access thereto, and solely to the extent necessary to exercise their license or sublicense rights set forth in this Amended IPLA, and Purchaser and each Subsidiary Sublicensee shall observe, at a minimum, the same level of security, copy restrictions and non-disclosure as it exercises with respect to confidential Alipay-Exclusive Software and Alipay-Related Software and related documentation for each of their own products, which in no event shall be less than a reasonable degree of care.  Purchaser shall be fully responsible for the conduct of its employees, agents, representatives, Subsidiary Sublicensees and Permitted Subcontractors who may in any way breach this Amended IPLA, and Purchaser shall immediately notify Alibaba of any known breach of this Amended IPLA including any act or omission by any Purchaser Affiliate that, if committed by Purchaser, would constitute a breach of this Amended IPLA.

Section 9.6            Residuals.  Notwithstanding anything to the contrary herein, the Receiving Party shall be free to use for any purpose the Residual Information resulting from access to any Confidential Information disclosed to it under this Amended IPLA.  “Residual Information” means information in non-tangible form which may be retained in the memory of employees of the Receiving Party who have had access to the Confidential Information of the Disclosing Party.  Receiving Party’s receipt of Confidential Information under this Amended IPLA shall not create any obligation that in any way limits or restricts the assignment and/or reassignment of the Receiving Party’s employees.  For the avoidance of doubt, the foregoing does not constitute a license under any Patent or otherwise affect any Party’s (or its Subsidiaries’) rights or obligations under Section 9.9 of the Transaction Agreement.

ARTICLE X

LIMITATION OF LIABILITY

Section 10.1          Limitation of Liability.  IN NO EVENT WILL ALIBABA, ANY ALIBABA AFFILIATE OR THE ALIPAY IP/TECHNOLOGY PROVIDER BE LIABLE TO PURCHASER, ANY PURCHASER AFFILIATE OR TO ANY THIRD PERSON FOR ANY SPECIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES (INCLUDING LOSS OF USE, DATA, BUSINESS OR PROFITS) ARISING OUT OF OR IN CONNECTION WITH THE 2014 IPLA (INCLUDING THE SOFTWARE TECHNOLOGY SERVICES PERFORMED THEREUNDER OR ANY RESULTS OR WORK PRODUCT ARISING FROM SUCH SOFTWARE TECHNOLOGY SERVICES), THIS AMENDED IPLA, OR THE LICENSED IP, HOWEVER CAUSED AND REGARDLESS OF THE THEORY OF LIABILITY, EVEN IF ALIBABA, THE ALIBABA AFFILIATE OR THE ALIPAY IP/TECHNOLOGY PROVIDER HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.  ALIBABA’S, ALIBABA AFFILIATES’ AND THE ALIPAY IP/TECHNOLOGY PROVIDER’S TOTAL LIABILITY TO PURCHASER AND PURCHASER AFFILIATES, FROM ALL CAUSES OF ACTION AND ALL THEORIES OF LIABILITY UNDER THIS AMENDED IPLA, WILL BE LIMITED TO AND WILL NOT EXCEED THE TOTAL AMOUNTS ACTUALLY PAID TO ALIBABA AND THE ALIPAY IP/TECHNOLOGY PROVIDER BY THE PURCHASER GROUP UNDER THIS AMENDED IPLA DURING THE TWELVE (12) MONTHS IMMEDIATELY PRECEDING THE DATE OF THE EVENT GIVING RISE TO THE MOST RECENT CLAIM OF LIABILITY.

ARTICLE XI

NO EFFECT ON TRANSFEREE’S SEPARATE INTELLECTUAL PROPERTY RIGHTS

Section 11.1          No Effect on Acquirer’s Separate Intellectual Property Rights.   Notwithstanding anything to the contrary set forth herein, in the event Alibaba merges with or acquires a third Person, or assigns or transfer this Amended IPLA to a third Person (any such third Person, “Transferee”), whether by merger, assignment, transfer of assets (including but not limited to this Amended IPLA) or otherwise, the licenses granted pursuant to Section 2.2 will extend only to the Alipay-Related IP and New FIG Business-Related IP owned by Alibaba or the Alipay IP/Technology Provider immediately prior to such merger, acquisition, assignment or transfer and will not affect or otherwise encumber in any manner the Transferee’s Intellectual Property Rights, except only any Alipay-Related IP and New FIG Business-Related IP owned by Alibaba or the Alipay IP/Technology Provider immediately prior to such merger, acquisition, assignment or transfer and acquired by the Transferee from Alibaba or the Alipay IP/Technology Provider and any subsequently filed patents and patent applications that claim an effective filing date based upon Alipay-Related Patents and New FIG Business-Related Patents that were owned by Alibaba or the Alipay IP/Technology Provider immediately prior to such assignment or transfer.

ARTICLE XII

COMPLIANCE WITH LAWS

Section 12.1                             Compliance with Laws.  At all times during the Term, Purchaser shall comply, and shall cause its Subsidiaries to comply, with all Laws applicable to Purchaser and Purchaser’s Subsidiaries concerning the FIG Holdco Business, any Alipay Business Product and/or any New FIG Business Product.  Without limiting the foregoing, Purchaser acknowledges that the Licensed IP and all related technical data and materials may be subject to export controls under the applicable export, import and/or use control Laws in any territory where the Licensed IP is used.  Notwithstanding anything in this Amended IPLA to the contrary, Alibaba and the Alipay IP/Technology Provider shall not be required to supply to Purchaser, any Purchaser Subsidiaries or any third Persons, and Purchaser and Purchaser Affiliates shall not export or re-export, any Licensed IP or technical data supplied by Alibaba or the Alipay IP/Technology Provider, directly or through third Persons, to any source for use in any country or countries in contravention of any Laws.

ARTICLE XIII

TERM AND TERMINATION

Section 13.1                             Term.  This Amended IPLA will enter into effect upon the Issuance Closing (as defined in the Transaction Agreement) and continue in full force and effect until the earliest of (i) the completion of payment of the Funded Amounts up to the Funded Payments Cap by Purchaser pursuant to the Transaction Agreement, (ii) the first to occur of the closing of a Purchaser Qualified IPO or an Alipay Qualified IPO and (iii) all Remaining Retained IP has been assigned or transferred by or on behalf of Alibaba to Purchaser or a Subsidiary of Purchaser pursuant to Section 2.2 of the Transaction Agreement, unless earlier terminated in accordance with this Article XIII.

Section 13.2                             Termination by Alibaba for Purchaser Bankruptcy.  Alibaba shall have the right to terminate this Amended IPLA on the occurrence of any of the following events if:

(a)                                 Purchaser files a petition for bankruptcy or is adjudicated a bankrupt;

(b)                                 Purchaser becomes insolvent and makes an assignment for the benefit of its creditors or an arrangement for its creditors pursuant to any bankruptcy Law;

(c)                                  Purchaser discontinues the FIG Holdco Business; or

(d)                                 an administrator is appointed for Purchaser or its business.

Section 13.3                             No Termination by Purchaser.  Purchaser and Alipay shall have no right to terminate this Amended IPLA based on any breach hereof or for any other reason, and Purchaser’s and Alipay’s sole and exclusive remedy with respect to any breach hereof by Alibaba or the Alipay IP/Technology Provider will be to seek monetary damages for the breach and, in the case of Alibaba’s or the Alipay IP/Technology Provider’s breach of its obligations under Article IX, injunctive or other equitable remedies to cure, limit and restrain any such breach or threatened breach.

Section 13.4                             Non-payment.  If Purchaser, Alipay, and/or any Payor fails to make payment of any amounts due and payable to Alipay IT Company (Z53), Alibaba IT (A50) or Alibaba under this Amended IPLA by the date such payment is due, the Parties agree that Alipay IT Company (Z53), Alibaba IT (A50) or Alibaba, as applicable, is entitled to charge interest on such unpaid amounts at twelve percent (12%) annual rate, commencing from the date on which payment was due.  Purchaser’s, Alipay’s, or any Payor’s failure to pay the Alipay Royalty or the New FIG Royalty due under this Amended IPLA will not entitle Alibaba to terminate this Amended IPLA.

Section 13.5                             Effects of Termination.

(a)                                 Licenses.  All licenses and sublicenses granted under this Amended IPLA will terminate upon the termination or expiration of this Amended IPLA; provided, however, that the termination of such licenses and sublicenses pursuant to this Section 13.5 shall have no effect on any license of rights in and to Intellectual Property or Intellectual Property Rights in accordance with Section 2.2(b) of the Transaction Agreement or as otherwise agreed to by the Parties.

(b)                                 Return of Confidential Material.  Within thirty (30) days after the termination or expiration of this Amended IPLA, each Party shall either deliver to the other, or destroy, all copies of any tangible Confidential Information of the other Party provided hereunder in its possession or under its control, and shall furnish to the other Party an affidavit signed by an officer of its company certifying that such delivery or destruction has been fully effected.

(c)                                  Payment of Unpaid Royalty and Fee.  Within sixty (60) days of the expiration or termination of this Amended IPLA, Purchaser shall pay, or cause to be paid, to Alibaba or an Alibaba Affiliate designated by Alibaba, all sums, if any, due and owing pursuant to the terms of this Amended IPLA as of the date of expiration or termination of this Amended IPLA.

Section 13.6                             Survival.  The respective rights and obligations of the Parties under Sections 2.5 (clauses (a) and (b)), 5.1 and 5.2 (to the extent set forth in Section 5.2(b)), 5.3, 5.4, 5.5, 13.5, 13.6, and Articles I, IV, VII, VIII, IX, X, XIV and XV (except Section 15.9) of this Amended IPLA will survive expiration or termination of this Amended IPLA.  No termination or expiration of this Amended IPLA shall relieve any Party from any liability for any breach of or liability accruing prior to the effective date of termination.

ARTICLE XIV

OBLIGATION OF THE PARTIES REGARDING SUBSIDIARIES

Section 14.1                             Obligations of the Parties Regarding Subsidiaries.  Each Party shall require its respective Subsidiaries (including, in the case of Purchaser, Payor) to fulfill each such Subsidiary’s duties and comply with its obligations, all as set forth in this Amended IPLA.  Without limiting the generality of the foregoing, Purchaser and Alipay shall each cause its Subsidiaries to carry out all obligations, duties and responsibilities of Purchaser and Alipay set forth in this Amended IPLA, including without limitation all obligations to take any actions or refrain from taking any actions, and any act or failure to act by any Subsidiary of Purchaser or Alipay shall be deemed an act or failure to act of Purchaser or Alipay.  Purchaser and Alipay shall each be liable for the performance of all obligations, duties and responsibilities of its Subsidiaries in this Amended IPLA and for all actions or failures to act of its Subsidiaries, and any failure of Purchaser Subsidiaries or Alipay Subsidiaries to perform any obligation, duty or responsibility set forth in this Amended IPLA, or to take or fail to take any action in accordance with this Amended IPLA, shall be deemed a breach of this Amended IPLA by Purchaser or Alipay, as applicable.  Alipay and its Subsidiaries are deemed Subsidiaries of Purchaser for purposes of this Section 14.1.

ARTICLE XV

GENERAL

Section 15.1                             Relationship of the Parties as Independent Contractors.  The Parties are and at all times will be and remain independent contractors as to each other, and at no time will either Party be deemed to be the agent or employee of the other.  No joint venture, partnership, agency, or other relationship will be created or implied as a result of the 2014 IPLA or this Amended IPLA.  Nothing in this Amended IPLA will be construed as establishing an employment, agency, partnership or joint venture relationship between Purchaser or any Purchaser Subsidiary or Alipay or any Alipay Subsidiary, on the one hand, and Alibaba, the Alipay IP/Technology Provider or any of their personnel, on the other.  Alibaba and the Alipay IP/Technology Provider have no authority to bind Purchaser, Alipay or Purchaser’s Subsidiaries or Alipay’s Subsidiaries by contract or otherwise, and Purchaser and Purchaser’s Subsidiaries and Alipay and Alipay’s Subsidiaries have no authority to bind Alibaba or the Alibaba Group (including the Alipay IP/Technology Provider) by contract or otherwise.  Alibaba and the Alipay IP/Technology Provider acknowledge and agree that their personnel are not eligible for or entitled to receive any compensation, benefits or other incidents of employment that Purchaser and Purchaser’s Subsidiaries or Alipay or Alipay’s Subsidiaries makes available to any employees of Purchaser or any Purchaser Subsidiaries or of Alipay or any Alipay Subsidiaries.  Except as explicitly set forth herein, Alibaba and the Alipay IP/Technology Provider are solely responsible for all taxes, expenses, withholdings and other similar statutory obligations arising out of the relationship between Alibaba and the Alipay IP/Technology Provider and their personnel.

Section 15.2                             Alipay IP/Technology Providers Addenda.  Each Providers Addendum shall be in the form set forth in Exhibit F or as otherwise agreed between the executing parties.  In the event of any conflict between any Providers Addendum and any term or condition of this Amended IPLA, this Amended IPLA will control.

Section 15.3                             Notices.  All notices and other communications hereunder shall be in writing, shall be made by personal delivery, internationally recognized courier service, facsimile or electronic mail and shall be deemed received (i) on the date of delivery if delivered personally (ii) on the date of confirmation of receipt if delivered by an internationally recognized courier service (or, the first (1st) Business Day following such receipt if (a) the date is not a Business Day or (b) receipt occurs after 5:00 p.m., local time of the recipient) or (iii) on the date of receipt of transmission by facsimile or electronic mail (or, the first (1st) Business Day following such receipt if (a) the date is not a Business Day or (b) receipt occurs after 5:00 p.m., local time of the recipient), to the Parties at the following addresses, facsimile numbers or email addresses (or at such other addresses or facsimile numbers or email addresses for a Party as shall be specified by like notice):

To Alibaba:

c/o Alibaba Group Services Limited

26/F, Tower One, Times Square

1 Matheson Street

Causeway Bay

Hong Kong

Attention:

Facsimile No.:

Email:

and

Morrison & Foerster
Shin-Marunouchi Building, 29th Floor
5-1, Marunouchi 1-Chome
Tokyo, 100-6529
Japan
Attention:
Facsimile No.:
Email:

To Purchaser or Alipay:

Ant Small and Micro Financial Services Group Co., Ltd.

Z Space, No. 556 Xixi Road,

Hangzhou 310013

People’s Republic of China

Attention:

Facsimile No.:
Email:

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
United States
Attention:

Facsimile No:
Email:

Section 15.4                             Headings.  The bold-faced headings contained in this Amended IPLA are for convenience of reference only, will not be deemed to be a part of this Amended IPLA and will not be referred to in connection with the construction or interpretation of this Amended IPLA.

Section 15.5                             Counterparts and Exchanges by Electronic Transmission or Facsimile.  This Amended IPLA may be executed in several counterparts and such counterparts may be delivered in electronic format (including by email), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

Section 15.6                             Arbitration.

(a)                                 Any dispute, controversy or claim arising out of, relating to, or in connection with this Amended IPLA, including the breach, termination or validity hereof, shall be finally settled exclusively by arbitration.  The arbitration shall be administered by, and conducted in accordance with the rules of the International Chamber of Commerce (the “ICC”) in effect at the time of the arbitration, except as they may be modified by mutual agreement of the Parties.  The seat of the arbitration shall be Singapore, provided, that, the arbitrators may hold hearings in such other locations as the arbitrators determine to be most convenient and efficient for all of the Parties to such arbitration under the circumstances.  The arbitration shall be conducted in the English language.

(b)                                 The arbitration shall be conducted by three (3) arbitrators.  The Party (or the Parties, acting jointly, if there is more than one (1)) initiating arbitration (the “Claimant”) shall appoint an arbitrator in its request for arbitration (the “Request”).  The other Party (or the other parties, acting jointly, if there are more than one (1)) to the arbitration (the “Respondent”) shall appoint an arbitrator within thirty (30) days of receipt of the Request and shall notify the Claimant of such appointment in writing.  If within thirty (30) days of receipt of the Request by the Respondent, either Party has not appointed an arbitrator, then that arbitrator shall be appointed by the ICC.  The first two (2) arbitrators appointed in accordance with this provision shall appoint a third arbitrator within thirty (30) days after the Respondent has notified Claimant of the appointment of the Respondent’s arbitrator or, in the event of a failure by a Party to appoint, within thirty (30) days after the ICC has notified the Parties and any arbitrator already appointed of the appointment of an arbitrator on behalf of the Party failing to appoint.  When the third (3rd) arbitrator has accepted the appointment, the two (2) arbitrators making the appointment shall promptly notify the Parties of the appointment.  If the first two (2) arbitrators appointed fail to appoint a third arbitrator or so to notify the Parties within the time period prescribed above, then the ICC shall appoint the third (3rd) arbitrator and shall promptly notify the Parties of the appointment.  The third (3rd) arbitrator shall act as chair of the tribunal.

(c)                                  The arbitral award shall be in writing, state the reasons for the award, and be final and binding on the Parties.  The award may include an award of costs, including reasonable attorneys’ fees and disbursements.  In addition to monetary damages, the arbitral tribunal shall be empowered to award equitable relief, including an injunction and specific performance of any obligation under this Amended IPLA.  The arbitral tribunal is not empowered to award damages in excess of compensatory damages, and each Party hereby irrevocably waives any right to recover punitive, exemplary or similar damages with respect to any dispute, except insofar as a claim is for indemnification for an award of punitive damages awarded against a Party in an action brought against it by an independent third Person.  The arbitral tribunal shall be authorized in its discretion to grant pre-award and post-award interest at commercial rates.  Any costs, fees or taxes incident to enforcing the award shall, to the maximum extent permitted by Law, be charged against the Party resisting such enforcement.  Judgment upon the award may be entered by any court having jurisdiction thereof or having jurisdiction over the relevant Party or its assets.

(d)                                 In order to facilitate the comprehensive resolution of related disputes, and upon request of any Party to the arbitration Proceeding, the arbitration tribunal may, within ninety (90) days of its appointment, consolidate the arbitration Proceeding with any other arbitration Proceeding involving any of the Parties relating to the Transaction Documents.  The arbitration tribunal shall not consolidate such arbitrations unless it determines that (i) there are issues of fact or law common to the Proceedings, so that a consolidated Proceeding would be more efficient than separate Proceedings, and (i) no Party would be prejudiced as a result of such consolidation through undue delay or otherwise.  In the event of different rulings on this question by the arbitration tribunal constituted hereunder and any tribunal constituted under the Transaction Agreement, the ruling of the tribunal constituted under the Transaction Agreement will govern, and that tribunal will decide all disputes in the consolidated Proceeding.

(e)                                  The Parties agree that the arbitration shall be kept confidential and that the existence of the Proceeding and any element of it (including any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions, and any awards) shall not be disclosed beyond the tribunal, the ICC, the Parties, their counsel and any person necessary to the conduct of the Proceeding, except as may be lawfully required in judicial Proceedings relating to the arbitration or otherwise, or as required by NASDAQ rules or the rules of any other quotation system or exchange on which the disclosing Party’s securities are listed or applicable Law.

(f)                                   The costs of arbitration shall be borne by the losing Party unless otherwise determined by the arbitration award.

(g)                                  All payments made pursuant to the arbitration decision or award and any judgment entered thereon shall be made in United States dollars (or, if a payment in United States dollars is not permitted by Law and if mutually agreed upon by the Parties, in Renminbi), free from any deduction, offset or withholding for taxes.

(h)                                 Notwithstanding this Section 15.6 or any other provision to the contrary in this Amended IPLA, no Party shall be obligated to follow the foregoing arbitration procedures where such Party intends to apply to any court of competent jurisdiction for an interim injunction or similar equitable relief against any other Party, provided there is no unreasonable delay in the prosecution of that application.  None of the Parties shall institute a proceeding in any court or administrative agency to resolve a dispute arising out of, relating to or in connection with this Amended IPLA or the other Transaction Documents, except for a court proceeding to compel arbitration or otherwise enforce this Amended IPLA to arbitrate, to enforce an order or award of the arbitration tribunal or petition for the provisional or emergency remedies provided for herein.  The Parties waive objection to venue and consent to the nonexclusive personal jurisdiction of the courts of Singapore in any action to enforce this arbitration agreement, any order or award of the arbitration tribunal or the provisional or emergency remedies provided for herein.  In any such permitted court action, the Parties agree that delivery of the complaint or petition by international courier, with proof of delivery, shall constitute valid and sufficient service, and they individually and collectively waive any objection to such service.

Section 15.7                             Governing Law.  THIS AMENDED IPLA IS MADE UNDER, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, AND, TO THE EXTENT POSSIBLE, ALL OTHER TRANSACTION DOCUMENTS SHALL BE CONSTRUCTED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO ANY CONFLICTS OF LAWS PRINCIPLES.

Section 15.8                             Assignment.  No Party shall transfer this Amended IPLA, or assign any rights or delegate any obligations hereunder, in whole or in part, whether voluntarily or by operation of Law, without the prior written consent of the other Parties.  Any purported transfer, assignment or delegation by a Party without the appropriate prior written approval will be null and void and of no force or effect.  Subject to the foregoing, this Amended IPLA is binding upon the Parties’ successors, heirs and assigns.

Section 15.9                             No Assignment of Alipay-Exclusive IP.  Alibaba, on behalf of itself and its Subsidiaries, agrees not to assign or transfer any ownership interest in or to any Alipay-Exclusive IP or New FIG Business-Exclusive IP to any third Person (other than to its own Subsidiary), except as explicitly permitted by Section 6.2(c) of this Amended IPLA.

Section 15.10                      Remedies Cumulative; Specific Performance.  The rights and remedies of the Parties hereto will be cumulative (and not alternative).  Each Party agrees that: (a) in the event of any breach or threatened breach by the other Party of any covenant, obligation or other provision set forth in this Amended IPLA, such Party will be entitled (in addition to any other remedy that may be available to it) to seek:  (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision; and (ii) an injunction restraining such breach or threatened breach; and (b) no Party will be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related Proceeding.

Section 15.11                      Waiver.  No failure on the part of either Party to exercise any power, right, privilege or remedy under this Amended IPLA, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Amended IPLA, will operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy will preclude any other or further exercise thereof or of any other power, right, privilege or remedy.  No Party will be deemed to have waived any claim arising out of this Amended IPLA, or any power, right, privilege or remedy under this Amended IPLA, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver will not be applicable or have any effect except in the specific instance in which it is given.

Section 15.12                      Amendments.  No amendment, waiver, or discharge hereof (including any exhibit or schedule hereto) shall be valid unless in writing and signed (a) by the Party against which such amendment, waiver or discharge is sought to be enforced, and (b) in the case of Alibaba, with respect to amendments of this Amended IPLA (including any amendments to the Alipay Royalty and the New FIG Royalty) and waivers or discharges of any material right of Alibaba or obligations of Purchaser under this Amended IPLA, including those pertaining to Article V, after obtaining consent of the Seller Audit Committee (or the Alibaba Independent Committee for matters for which the consent of the Alibaba Independent Committee is expressly required by this Amended IPLA).

Section 15.13                      Severability.  Each provision of this Amended IPLA shall be deemed a material and integral part hereof.  Except as otherwise provided in this Section 15.13, in the event of a final determination of invalidity, illegality or unenforceability of any provision of this Amended IPLA, the Parties shall negotiate in good faith to amend this Amended IPLA (and any other Transaction Documents, as applicable) or to enter into new agreements to replace such invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provisions providing the Parties with benefits, rights and obligations that are equivalent in all material respects as provided by the Amended IPLA (and any other Transaction Documents, as applicable) as if the invalid, illegal or unenforceable provision(s) had been valid, legal and enforceable.  In the event the Parties are not able to reach agreement on such amendments or new agreements, then the arbitrators (pursuant to the procedures set forth in Section 15.6 of this Amended IPLA) shall determine, as part of their arbitral award, such amendments or new agreements such to provide the Parties with benefits, rights and obligations that are equivalent in all material respect as provided by the Amended IPLA as if the stricken provision(s) had been valid, legal and enforceable. No Party shall, or shall permit any of its Related Parties to, directly or indirectly assert that any provision of any Transaction Document is invalid, illegal or unenforceable.

Section 15.14                      Entire Agreement.  This Amended IPLA and all provisions of any Transaction Documents referred to herein, including all schedules and exhibits hereto and thereto, sets forth the entire understanding of the Parties relating to the subject matter hereof and thereof and supersedes all prior agreements and understandings among or between any of the Parties relating to the subject matter thereof.  To the extent there is any inconsistency between (i) a provision of the Transaction Agreement or another Transaction Document that pertains to the subject matter of this Amended IPLA and (ii) a provision of this Amended IPLA that is more specific or detailed with respect to such subject matter, then the provision of this Amended IPLA shall govern and control.  Otherwise, the provision of the Transaction Agreement, or of the other Transaction Document (provided it is not inconsistent with a more specific or detailed provision of the Transaction Agreement), shall govern and control to the extent of such inconsistency.

Section 15.15                      English Language Only.  This Amended IPLA is in the English language only, which language will be controlling in all respects, and all versions hereof in any other language will be for accommodation only and will not be binding upon the Parties hereto.  All communications to be made or given pursuant to this Amended IPLA will be in the English language.

Section 15.16                      Further Assurances.  During and after the Term, a Party shall, at the request of the other Party: (i) execute, deliver, or cause to be executed or delivered, all such assignments, consents, documents or further instruments of transfer or license consistent with the provisions of this Amended IPLA; and (ii) take, or cause to be taken, all such other actions that the requesting Party may reasonably deem necessary or desirable in order for such Party to obtain the full benefits of this Amended IPLA and the transactions contemplated hereby.

Section 15.17                      Disclosure. The terms of this Amended IPLA are confidential information and shall not be disclosed by a Party to any Person that is not a Party or a Subsidiary of a Party without prior written consent from the other Party, except that nothing herein shall prevent a Party from (a) disclosing or acknowledging the existence of this Amended IPLA, the identity of the Parties, and the existence of Licensed IP (but not the particular Licensed IP), (b) disclosing the terms of this Amended IPLA (including the financial terms) in confidence to such Party’s legal counsel and professional advisors, tax preparers, accountants, auditors, insurers, and directors, (c) disclosing the terms of this Amended IPLA (including the financial terms) as required by any regulation, law, or court order, but only to the extent required to comply with such regulation, law, or order and only after providing reasonable advance notice to the other Party to allow such Party to contest such disclosure, or (d) disclosing in confidence to a third party affected by this Amended IPLA (e.g., a customer or potential successor party) the terms and conditions relevant to such third party, including the identity of particular Licensed IP.  The Parties acknowledge and agree that notwithstanding anything in this Amended IPLA to the contrary, Altaba Inc. (f/k/a Yahoo! Inc.) (“Altaba”) may file with the U.S. Securities and Exchange Commission a Form 8-K and other U.S. Securities and Exchange Commission forms summarizing the material terms of this Amended IPLA and otherwise complying with the requirements of such forms.  Altaba shall provide a draft of such Form 8-K to Purchaser at a reasonable time in advance of its filing and shall consider in good faith any comments from Purchaser thereto.

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The Parties to this Amended IPLA have caused this Amended IPLA to be executed and delivered as of the date first written above.

ALIBABA GROUP HOLDING LIMITED,
a Cayman Islands registered company

By:
Name:
Title:

浙江蚂蚁小微金融服务集团股份有限公司
(ANT SMALL AND MICRO FINANCIAL SERVICES GROUP CO., LTD.),

By:
Name:
Title:

支付宝（中国）网络技术有限公司
(ALIPAY.COM CO., LTD.),
a Chinese limited liability company

By:
Name:
Title:

[Signature Page to Second Amended and Restated Intellectual Property License Agreement]